UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CRM HOLDINGS, LTD.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Perry Building
40 Church Street
Hamilton, HM 12, Bermuda
P.O. Box HM 2062
Hamilton, HMHX
Bermuda
Ph: 441.295.6689
Fax: 441.296.3829
www.crmholdingsltd.bm

April 1, 2009

Dear Shareholder:

You are cordially invited to attend the Annual General Meeting of Shareholders of CRM Holdings, Ltd., which will be held at the Hamilton Princess Fairmont, 76 Pitts Bay Road, Pembroke, Bermuda at 9:00 a.m. (local time) on Tuesday, May 5, 2009, and at any adjournment or postponement thereof. On the following pages you will find the formal notice of the Annual General Meeting of Shareholders and the proxy statement.

All holders of record of the Company’s Common Shares at the close of business on March 24, 2009 will be entitled to notice of, and to vote at, the Annual General Meeting of Shareholders. To assure that you are represented at the Annual General Meeting, whether or not you plan to attend the meeting in person, please read carefully the accompanying proxy statement, which describes the matters to be voted upon, and please complete, date, sign and return the enclosed proxy card promptly.

We look forward to seeing you at the Annual General Meeting.

Sincerely,

/s/  Keith S. Hynes
Keith S. Hynes
Acting Chairman of the Board of Directors

/s/ James J. Scardino
James J. Scardino
Acting Chief Executive Officer

CRM HOLDINGS, LTD.
PO BOX HM 2062
HAMILTON HM HX
BERMUDA

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 5, 2009

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of CRM Holdings, Ltd. (the Company) will be held on Tuesday, May 5, 2009, at 9:00 a.m. (local time), at the Hamilton Princess Fairmont, 76 Pitts Bay Road, Pembroke, Bermuda and at any adjournment or postponement thereof for the following purposes:

1. To elect three Class I Directors;

2. To direct the Company to elect director designees who shall serve as directors of the Company’s subsidiary, Twin Bridges (Bermuda) Ltd.;

3. To appoint Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2009 and authorize the Board of Directors, acting through the Audit Committee, to set the fees for the independent auditors; and

4. To transact such other business as may properly come before the Annual General Meeting or at any adjournment or postponement thereof.

Shareholders of record, as shown by the Register of Members of the Company, at the close of business on March 24, 2009 are entitled to notice of, and to vote at, the Annual General Meeting or any adjournment or postponement thereof. A copy of the Company’s financial statements for the fiscal year ended December 31, 2008, as approved by the Board of Directors, shall be made available to the shareholders at the Annual General Meeting.

All shareholders are cordially invited to attend the Annual General Meeting. If you do not expect to be present at the Annual General Meeting, you are requested to complete, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to make sure that your shares are represented at the Annual General Meeting. In order for the votes represented by your proxy to be counted, your proxy must be received at least one hour before the Annual General Meeting. In the event you decide to attend the Annual General Meeting in person, you may, if you desire, revoke your proxy by voting your shares in person prior to the vote pursuant to the proxy.

By Order of the Board of Directors,

/s/ Louis J. Viglotti
Louis J. Viglotti, Esq.
Secretary and General Counsel

Hamilton, Bermuda
April 1, 2009

YOUR VOTE IS IMPORTANT

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	37
RELATED PARTY TRANSACTIONS	37
Our Related Party Transactions	37
Our Related Party Review, Approval or Ratification Process	38
SHARE OWNERSHIP INFORMATION	39
Principal Shareholders Table	39
Section 16(a) Beneficial Ownership Reporting Compliance	40
PROPOSAL NO. 2 ELECTION OF DIRECTOR DESIGNEES OF TWIN BRIDGES (BERMUDA) LTD.	40
Nominees for Election to the Board of Director of Twin Bridges:	41
Board of Directors’ Recommendation	41
PROPOSAL NO. 3. APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZATION OF THE BOARD OF DIRECTORS, ACTING THROUGH THE AUDIT COMMITTEE, TO SET THE FEES FOR THE INDEPENDENT AUDITORS	41
Board of Directors’ Recommendation	42
Independent Registered Public Accountants’ Fees	42
Pre-Approval Policy for Services of the Independent Registered Public Accounting Firm	42
Audit Committee Report	42
OTHER MATTERS	43
Shareholder Proposals	43
Future Electronic Delivery of Documents to Our Shareholders	43
ANNUAL MEETING PROXY CARD
PROXY — CRM HOLDINGS, LTD.

CRM Holdings, Ltd.
PO Box HM 2062
Hamilton HM HX
Bermuda

PROXY STATEMENT

For the
ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 5, 2009

VOTING INSTRUCTIONS AND INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by CRM Holdings, Ltd. (the Company, CRM Holdings, we, us or our) on behalf of the Board of Directors (the Board or Board of Directors) for the 2009 Annual General Meeting of Shareholders (the Annual General Meeting) to be held at the Hamilton Princess Fairmont, 76 Pitts Bay Road, Pembroke, Bermuda on Tuesday, May 5, 2009, at 9:00 a.m. (local time), and at any adjournment or postponement thereof.

This proxy statement, the attached Notice of Annual General Meeting and the enclosed Proxy Card are first being mailed to CRM Holdings’ shareholders on or about April 1, 2009.

What am I voting on?

There are three proposals scheduled to be voted on at the meeting:

1.	To elect three Class I Directors;

2.	To direct CRM Holdings to elect director designees to serve as directors of Twin Bridges (Bermuda) Ltd. (Twin Bridges), our wholly-owned Bermuda-based reinsurance subsidiary; and

3.	To appoint Ernst & Young LLP as our independent auditors for 2009 and the authorization of the Audit Committee of the Board to set the auditors’ remuneration.

Each proposal is described in more detail in this proxy statement. Other than matters incident to the conduct of the Annual General Meeting, we do not know of any business or proposals to be considered at the Annual General Meeting other than those discussed in this Proxy Statement. If any other business is proposed and properly presented at the Annual General Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on the matter at their discretion.

Who is entitled to vote?

You are entitled to notice of, and to vote at or direct the voting of your shares at, our Annual General Meeting if you were a shareholder of record at the close of business (Bermuda time) on March 24, 2009. As of that date, we had 16,299,679 common shares issued and outstanding. This number does not include 395,000 non-voting class B shares. The common shares comprise all of our issued and outstanding voting shares.

How do I vote?

You can vote your shares at the Annual General Meeting in one of the following three ways:

•	By Internet or Telephone. If you have internet or telephone access, you may submit your proxy by following the voting instructions on the proxy card. If you vote by internet or telephone, you do not need to return your proxy card.

•	By Mail. Mark the enclosed proxy card, sign and date it, and return it in the pre-paid envelope that has been provided. To be valid, your vote by mail must be received by 5:00 p.m., Eastern Daylight Savings Time, on May 4, 2009.

•	In Person at the Annual General Meeting. You can vote in person at the Annual General Meeting. If you own shares in street name, you will need to obtain a legal proxy from your broker or bank and bring the legal proxy to the meeting. Please note that if you own common shares in street name and request a legal proxy, any previously executed proxy will be revoked and your vote will not be counted unless you appear at the meeting and vote in person.

How many votes do I have?

You will generally have one vote for each of our common shares that you held as at the close of business on March 24, 2009, unless you owned “controlled shares.”

Under Section 63 of our Amended and Restated Bye-Laws (the Bye-Laws), if the “controlled shares” of any person would otherwise represent more than 9.9% of the voting power of all of the shares entitled to vote at a meeting of our shareholders, then the votes conferred by the shares of such person’s “controlled shares” shall be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the “controlled shares” of such person shall not exceed such 9.9% limitation. “Controlled shares” in reference to any person means all common shares that confer the right to vote that a person is deemed to own directly, indirectly (within the meaning of Section 958(a) of the Internal Revenue Code of 1986, as amended (the Code)), or, in the case of a U.S. person (as defined in the Bye-Laws), constructively (within the meaning of Section 958(b) of the Code). The reduction in votes is generally to be applied proportionately among all shares and shareholders who are members of the shareholder’s “control group.” “Control group” means, with respect to any person, all shares that confer the right to vote directly owned by such person and all shares that confer the right to vote directly owned by each other shareholder any of whose shares that confer the right to vote are included in the controlled shares of such person.

In addition, if the shares held directly by any “related group” would otherwise exceed the 9.9% limitation, then the votes conferred by the shares held directly by members of such “related group” shall be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the shares held directly by such related group shall not exceed the 9.9% limitation. The reduction in votes is generally to be applied proportionately among all directly held shares of such related group. “Related group” means a group of shareholders that are investment vehicles and are under common control or management.

For purposes of applying these provisions, shareholders will be entitled to direct that the Board (1) treat them (and certain affiliates) as U.S. persons, and/or (2) treat them (and certain related shareholders) as one person for purposes of determining a shareholder’s control group. The amount of any reduction of votes that occurs by operation of the above limitations will generally be allocated proportionately among all other shareholders. Consequently, under these provisions certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share.

In addition, our Board of Directors may adjust a shareholder’s voting rights to the extent that it reasonably determines in good faith that an adjustment is necessary in order to avoid adverse tax consequences or materially adverse legal or regulatory treatment to us, any of our subsidiaries or any of our shareholders or their affiliates. This adjustment may result in a shareholder having voting rights in excess of one vote per share. Therefore, your voting rights might increase above 5% of the aggregate voting power of the outstanding common shares, thereby possibly resulting in your becoming a reporting person subject to Schedule 13D or 13G filing requirements under the U.S. Securities Exchange Act of 1934, as amended (the Securities Exchange Act of 1934). In addition, the reallocation of your votes could result in your becoming subject to filing requirements under Section 16 of the Securities Exchange Act of 1934.

If your voting interests have been adjusted such that your vote is greater than or less than one vote per share, pursuant to the terms of our Bye-Laws as described above, then the attached proxy card indicates the voting interest attributed to you by the Board of Directors.

How many votes are required to approve each proposal?

The approval of the matters to be voted upon at the Annual General Meeting require the affirmative vote of a majority of the votes cast at the Annual General Meeting, provided there is a quorum.

What constitutes a quorum?

A quorum is required to transact business at the Annual General Meeting. A quorum exists when there are not less than four persons present in person or by proxy holding in excess of 50% of the votes entitled to be cast at the Annual General Meeting. Votes attributable to common shares owned by shareholders who are present in person or by proxy at the Annual General Meeting, but who elect to abstain from voting, will be counted towards the presence of a quorum. However, votes attributable to common shares owned by shareholders and not voted in person or by proxy at the Annual General Meeting, including “broker non-votes,” will not be counted towards the majority needed to approve any matter before the shareholders and thus will have no effect on the outcome of those votes. Votes attributable to common shares held by shareholders who have signed their proxy cards but have not designated how such shares are to be voted will be counted towards the presence of a quorum and will be voted “FOR” Proposals Nos. 1, 2 and 3 as described in this proxy statement.

Who will count the votes?

The Proxy Committee of our Board of Directors has appointed Appleby Management (Bermuda), Ltd. as the inspector of election to count votes cast in person or by proxy.

May I change my vote or revoke my proxy?

Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual General Meeting or at the Annual General Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:

•	by writing a letter to our corporate secretary at: Louis J. Viglotti, Esq., General Counsel and Secretary, CRM Holdings, Ltd., PO Box HM 2062, Hamilton HM HX, Bermuda, stating that the proxy is revoked; or

•	by submitting another proxy with a later date; or

•	by voting in person at the Annual General Meeting (attendance at the Annual General Meeting will not, in and of itself, revoke the earlier proxy).

Any notice of revocation of an outstanding proxy must be received at least one hour before the Annual General Meeting. Any shareholder entitled to vote at the Annual General Meeting may attend the Annual General Meeting and any shareholder who has not submitted a proxy or who has properly revoked a proxy or who votes prior to the vote pursuant to the proxy may vote in person at the Annual General Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee, you may not vote in person at the Annual General Meeting, unless you request and obtain a valid proxy from your bank or broker.

How does the Board of Directors recommend I vote?

The Board of Directors unanimously recommends that you vote:

1.	FOR the election of David M. Birsner, Daniel G. Hickey, Sr. and Philip J. Magnarella as Class I Directors;

2.	FOR directing CRM Holdings to elect director designees to serve as directors of Twin Bridges; and

3.	FOR the approval of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009.

Who will pay for the cost of this proxy solicitation?

We will pay the costs relating to this proxy statement, the proxy card and the Annual General Meeting. We have retained Georgeson Shareholder to solicit proxies personally or by mail or facsimile at an anticipated cost of approximately $7,500, plus routine out-of-pocket disbursements. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to beneficial owners. Directors, officers and regular employees may also solicit proxies by mail, facsimile or other means or in person. They will not receive any additional payments for the solicitation.

What is “householding”?

If you and others who share your mailing address own our common shares or shares of other companies through bank or brokerage accounts, you may have received a notice that your household will receive only one proxy statement from each company whose shares are held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. You may discontinue householding by contacting your bank or broker.

You may also request delivery of an individual copy of the proxy statement by contacting us at (441) 295-6689, or by writing to our corporate secretary at: Louis J. Viglotti, Esq., General Counsel and Secretary, CRM Holdings, Ltd., PO Box HM 2062, Hamilton HM HX, Bermuda.

You may be able to initiate householding if your bank or broker has chosen to offer this service, by following the instructions provided by your bank or broker.

PROPOSAL NO. 1  ELECTION OF DIRECTORS

Three individuals are to be elected as Class I directors at this Annual General Meeting. Our Board of Directors currently consists of 7 individuals, although the size of our Board is presently fixed at 9 directors. The full Board has 9 members in the absence of any vacancies. The Board is divided into three classes of approximately equal size serving staggered three-year terms. Currently, there are two vacancies in Class III, reflecting the resignation of Daniel G. Hickey, Jr. on March 13, 2009 and the resignation of Edmund N. Pascoe on March 13, 2008.

The term of the Class I directors will expire at the Annual General Meeting. Our current Class I directors are David M. Birsner, Daniel G. Hickey, Sr. and Philip J. Magnarella. They are currently directors of CRM Holdings. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated each of Mr. Birsner, Mr. Hickey, Sr. and Mr. Magnarella to stand for re-election at the Annual General Meeting as a Class I director. If elected, these directors will hold office until their respective successors have been duly elected and qualified at the 2012 Annual General Meeting or, if earlier, their death, resignation or removal. The election of each nominee for director requires the affirmative vote of a majority of the votes cast at the Annual General Meeting. Proxies cannot be voted for a greater number of persons than the nominees named. Each person nominated has agreed to serve if elected. If any of the nominees for director should become unavailable for election for any presently unforeseen reason, the persons named in the accompanying proxy card have the right to use their discretion to vote for a substitute nominee to be determined by our Board of Directors.

Directors of CRM Holdings currently serving as Class I Directors

The following is biographical information concerning the persons who currently serve as Class I Directors, whose terms will expire in 2009, unless re-elected at the Annual General Meeting to hold office until our annual general meeting of shareholders in 2012:

Name, Title and Age	Principal Occupation, Business Experience and Directorships

DAVID M. BIRSNER Director since 2005 Age 41	Mr. Birsner has served as a member of our Board of Directors since September 2005. Mr. Birsner served as a member of the Board of Directors of Majestic Insurance Company (Majestic) from November 2006 until January 2008. Since 1996, Mr. Birsner has served as an insurance broker for Hickey-Finn and Company, Inc., where his responsibilities have involved insurance sales and service. Mr. Birsner graduated from Siena College with a B.A. in Marketing.

DANIEL G. HICKEY, SR. Director since 2005 Age 64	Mr. Hickey, Sr. has served as a member of our Board of Directors since September 2005. Mr. Hickey, Sr. has also served as a member of the Board of Directors of Majestic since our acquisition of Majestic in November 2006, as a member of the board of managers of Compensation Risk Managers, LLC (CRM), Compensation Risk Managers of California, LLC (CRM of CA), and Eimar, LLC (Eimar) since 1999, 2001 and 2003, respectively, and as a director of Twin Bridges since 2003. Since 1980, Mr. Hickey, Sr. has served as President of Hickey-Finn and Company, Inc., an insurance brokerage firm, where his responsibilities have involved sales and management functions. Mr. Hickey, Sr. graduated from Marist College with a B.A. in Psychology. Mr. Hickey, Sr. is the father of Daniel G. Hickey, Jr., who was our Chief Executive Officer and Chairman of the Board prior to March 13, 2009.

Name, Title and Age	Principal Occupation, Business Experience and Directorships

PHILIP J. MAGNARELLA Director since 2005 Age 71	Mr. Magnarella has served as a member of our Board of Directors since September 2005. Mr. Magnarella, who is retired, has significant experience working in various areas of education. From 1994 until 2004, Mr. Magnarella held various administrative and consulting positions with the Moore County Schools in Carthage North Carolina. From 2000 until 2004, Mr. Magnarella was also a program evaluator for Sandhills Community College and Hoke County Schools, both in North Carolina. Mr. Magnarella graduated from the State University College at Buffalo with a B.S. degree in Industrial Arts Education and holds an M.Ed from the State University of New York at Buffalo in Counseling and Guidance, a CAS from the State University College, New Paltz, New York in Education Administration, and an Ed.D from Columbia University, New York, N.Y. in Education Administration.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF MR. BIRSNER, MR. HICKEY, SR. AND MR. MAGNARELLA AS CLASS I DIRECTORS. PROXIES WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

Directors of CRM Holdings currently serving as Class II Directors

The following is biographical information concerning the persons who currently serve as Class II Directors, whose terms will expire in 2010:

Name, Title and Age	Principal Occupation, Business Experience and Directorships

KEITH S. HYNES Director since 2005 Age 56	Mr. Hynes has served as a member of our Board of Directors since November 2005, and as the acting Chairman of the Board since March 2009, having previously served as Deputy Chairman since December 2006. Mr. Hynes served as a member of Majestic’s Board of Directors from November 2006 until January 2008. From September 1999 until his retirement in March 2007, Mr. Hynes served as Executive Vice President and Chief Financial Officer of Max Re Capital Ltd. From 1994 to 1999, Mr. Hynes held various senior management positions, including chief financial officer, at Renaissance Re Holdings, Ltd. From 1983 to 1994, Mr. Hynes held various positions, including chief financial officer, at Hartford Steam Boiler Inspection and Insurance Co, and from 1978 to 1983, he held various positions at Aetna Life and Casualty Company. Mr. Hynes served as a director of Grand Central Re Ltd. from 2001 until 2007 and as a director of DaVinciRe Holdings Ltd. from 2001 to 2006. Mr. Hynes is a chartered financial analyst admitted to the CFA Institute. Mr. Hynes graduated from the State University of New York at Albany with a B.S. in math and computer science and holds an M.B.A. in Finance and Accounting from the Amos Tuck School of Business at Dartmouth College.

Name, Title and Age	Principal Occupation, Business Experience and Directorships

SALVATORE A. PATAFIO Director since 2005 Age 64	Mr. Patafio has served as a member of our Board of Directors since September 2005. Mr. Patafio, who is retired, has more than thirty years of extensive experience in various aspects of human resources with IBM Corporation, most recently as Human Resources Manager, Commercial Alliances. From 2002 until 2004, Mr. Patafio held the position of Manager of Human Resources at Micron Technology. For more than five years prior to 2002, Mr. Patafio was a Human Resources Consultant at Dominion Semiconductor L.L.C. He is a graduate of the University of Bridgeport with a B.S. in Industrial and Labor Relations.

LOUIS ROSNER, ESQ. Director since 2005 Age 60	Mr. Rosner has served as a member of our Board of Directors since September 2005. Mr. Rosner has been involved in the private practice of law, concentrating in employment, labor relations and related business matters, since 1985. Prior to such time he was a Board Attorney and Litigation Specialist with the National Labor Relations Board. Mr. Rosner graduated from Cornell University with a B.S. degree and holds a J.D. from Antioch School of Law. Mr. Rosner also serves on the board of The Work Group, a community based non-profit agency which works with disadvantaged youths.

Directors of CRM Holdings currently serving as Class III Directors

The following is biographical information concerning the person who is currently serving as a Class III Director, whose term will expire in 2011:

Name, Title and Age	Principal Occupation, Business Experience and Directorships

CHARLES I. JOHNSTON Director since 2006 Age 54	Mr. Johnston has served as a member of our Board of Directors since May 2006. Since August 2008, Mr. Johnston has served as a managing director of Deutsche Bank Securities, Inc. in the private wealth management division. Mr. Johnston had been the managing member of Johnston Capital Management, LLC, from April 2006 to August 2008. Before this, Mr. Johnston served as Chief Executive Officer of Ladenburg Thalmann & Co. Inc., an investment brokerage firm, from April 2004 until March 2005. Mr. Johnston served as a managing director of Lehman Brothers, an investment banking institution, where his responsibilities included acting as the global head of the private client services group, from June 1996 until February 2004. Mr. Johnston graduated from Colgate University with a B.A. in Russian Studies and holds an M.B.A. from the Amos Tuck School of Business at Dartmouth College.

Executive Officers who are not Directors:

The following is biographical information concerning each our executive officers who are not directors:

Name, Title and Age	Principal Occupation, Business Experience and Directorships

JAMES J. SCARDINO Acting Chief Executive Officer and Chief Financial Officer Age 55	Mr. Scardino has served as our acting Chief Executive Officer since March 2009 and our Chief Financial Officer since August 2005. Mr. Scardino has also served as Executive Vice President, Chief Financial Officer of Majestic since July 2007 and as Chief Financial Officer of CRM, CRM of CA, and Eimar since August 2005. From 2003 to 2005, Mr. Scardino held the position of Senior Vice President, Finance with RSC Insurance Brokerage, Inc., where his responsibilities included financial management. From March 2000 until May 2003, Mr. Scardino was Executive Vice President of Allied American Insurance Agency, Inc., where he was responsible for program management. Mr. Scardino graduated from the University of California, Berkeley with a B.A. in Anthropology and holds an M.B.A. from the Amos Tuck School of Business at Dartmouth College.

LOUIS J. VIGLOTTI, ESQ. General Counsel and Secretary Age 52	Mr. Viglotti has served as our General Counsel since September 2005 and as Secretary since December 2005. Mr. Viglotti has also served as General Counsel of CRM since 2001 and as General Counsel of Eimar and CRM of CA since 2001 and 2003, respectively. Mr. Viglotti has over 20 years of legal experience. Prior to 2001, he was a partner in the law firm of Vergilis, Stenger, Roberts, Pergament & Viglotti in Poughkeepsie, New York. Mr. Viglotti graduated from Marist College, with a B.A. in Pre-Law and holds a J.D. from Pace University School of Law.

CHESTER J. WALCZYK Chief Operating Officer Age 53	Mr. Walczyk has served as our Chief Operating Officer since September 2005. Mr. Walczyk has served as Executive Vice President, Chief Operating Officer and a member of the Board of Directors of Majestic since November 2006 and May 2007, respectively. Mr. Walczyk has also served as Chief Operating Officer of CRM since November 2004 and as Chief Operating Officer of CRM of CA and Eimar since July 2005. Prior to this, Mr. Walczyk served as Vice President of Loss Control of CRM from 2000 to January 2003, when he was promoted to Senior Vice President of Loss Control and Risk Management, which position he has also held at CRM of CA since October 2003. Mr. Walczyk began his career in the industry in 1980 as a Loss Control Consultant. Mr. Walczyk holds the professional designation of Associate in Risk Management (ARM) and has significant experience in the areas of risk management, underwriting, product development and marketing, which he has used to develop and present training seminars throughout the country. Mr. Walczyk graduated from the State University of New York at Buffalo with a B.S. in Industrial Technology.

Name, Title and Age	Principal Occupation, Business Experience and Directorships

ROBERT V. POLANSKY Chief Marketing Officer Age 42	Mr. Polansky has served as our Chief Marketing Officer since May 2008, having previously served as Senior Vice President of Sales and Product Development since December 2006. From 1999 until December 2006, Mr. Polansky was Executive Vice President of Gallagher Re, where his responsibilities included developing and implementing new products and managing a team of domestic reinsurance brokers. Mr. Polansky graduated from Providence College with a B.S. in Marketing and Finance.

THE BOARD AND BOARD COMMITTEES

Our Board of Directors currently consists of 7 individuals, although the size of our Board is presently fixed at 9 directors. The Board is divided into three classes of approximately equal size serving staggered three-year terms. There are currently two vacancies on our Board that have not been filled. The Board has four primary standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Finance and Investment Committee. The members of these committees are:

Nominating and
			Corporate	Finance and
	Audit	Compensation	Governance	Investment
Name	Committee	Committee	Committee	Committee

David M. Birsner
Daniel G. Hickey, Sr.
Keith S. Hynes*	Chair			Chair
Charles I. Johnston*	X	X		X
Philip J. Magnarella*		X	Chair
Salvatore A. Patafio*	X	Chair	X
Louis Rosner, Esq.*			X	X

*	Independent director

In addition to these committees, our Board also has a standing Qualified Legal Compliance Committee, Proxy Committee and Disclosure Committee.

Meetings

The Board and its Committees held the following number of meetings during 2008:

Number of
Meetings in
2008

Board of Directors	5
Audit Committee	4
Compensation Committee	5
Nominating and Corporate Governance Committee	4
Finance and Investment Committee	5

All of our incumbent directors attended in person, or by telephone from outside of the United States, at least 75% of the total number of meetings of the board and any committee on which he served. We encourage and expect all of our directors to attend our annual general meetings of shareholders, in the absence of a scheduling conflict or other valid reason. All of our directors attended in person the 2008 Annual General Meeting held on May 6, 2008.

Executive Sessions

As required by our Guidelines of Corporate Governance, the Board holds meetings in “executive sessions.” Executive sessions are meetings of the non-employee members of the Board (including those who may not be independent) and are scheduled throughout the year. For 2008, the Board held four executive session meetings.

Committee Charters

The Board has adopted written charters for all of its committees, including the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The respective charters govern each committee’s duties and conduct. Each committee reviews its charter annually for any appropriate revisions. You may obtain copies of all of the committees’ charters free of charge on our website at www.crmholdingsltd.bm, or by contacting our corporate secretary at: Louis J. Viglotti, Esq., General Counsel and Secretary, CRM Holdings, Ltd., P.O. Box HM 2062, Hamilton HM HX, Bermuda.

Audit Committee

The Audit Committee consists of directors Hynes, who chairs the committee, Patafio and Johnston. Our Board has determined that all directors serving on our Audit Committee meet the independence standards required of Audit Committee members by the Securities Exchange Act of 1934 and Nasdaq’s listing standards. Our Board has also determined that none of the Audit Committee members has participated in preparing our financial statements or any of our subsidiaries’ financial statements at any time during the past three years and that all of our Audit Committee members are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement.

Mr. Hynes, who is a chartered financial analyst admitted to the CFA Institute and our Audit Committee Chairman, has been designated as the Audit Committee financial expert. In making this determination, our Board made a qualitative assessment of Mr. Hynes’ level of knowledge and experience based on a number of factors, including his formal education, past employment experience in accounting and professional certification in finance.

The Audit Committee is primarily concerned with assisting our Board of Directors in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, performance of our independent auditors and our compliance with legal and regulatory requirements. The Audit Committee’s responsibilities also include appointing, reviewing, determining funding for and overseeing our independent auditors and their services, and to the extent it deems necessary or appropriate among other responsibilities:

•	reviewing and discussing with our management team and independent auditors our audited financial statements, related accounting and auditing principles, practices and disclosures;

•	reviewing and discussing our audited annual and unaudited quarterly financial statements before their filing;

•	establishing procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding our financial statements or accounting policies;

•	reviewing reports from the independent auditors on all critical accounting policies and practices to be used for our financial statements and reviewing the results of those audits; and

•	monitoring the adequacy of our operating and internal controls as reported by our management and the independent or internal auditors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of directors Magnarella, who chairs the committee, Patafio and Rosner. Our Board has determined that all directors on the Nominating and Corporate Governance Committee meet Nasdaq’s listing standards for independence.

The Nominating and Corporate Governance Committee’s primary responsibilities are to:

•	identify individuals qualified to become directors for recommendation to our Board of Directors;

•	identify and recommend for appointment to our Board of Directors, directors qualified to fill vacancies on any committee of our board of directors;

•	have sole authority to retain and terminate any consultant or search firm to identify director candidates and to have sole authority to approve the consultant or search firm’s fees and other retention terms;

•	develop and recommend to the Board a set of corporate governance principles and code of business conduct and ethics applicable to us; and

•	exercise oversight of the evaluation of the Board and management.

Shareholder Nominations

The Nominating and Corporate Governance Committee will consider all shareholder recommendations for candidates for our Board of Directors. The Nominating and Corporate Governance Committee will also consider candidates recommended by our current directors, executive officers, employees and others. To be considered for membership on our Board of Directors, a candidate should meet the following minimum criteria: (1) a high-quality education, (2) extensive business, professional or academic experience and (3) the requisite reputation, character, skills and judgment, which, in the Nominating and Corporate Governance Committee’s view, have prepared the candidate for dealing with the multifaceted financial, business and other issues that confront boards of companies with our similar size, complexity, reputation and level of success.

All shareholder recommendations of candidates for our Board should be in writing and received by us between 150 days and 120 days before the date of the first anniversary of the notice convening the previous year’s annual general meeting. Therefore, if you are proposing to a submit a candidate for our Board for consideration by our Nominating and Corporate Governance Committee for the 2010 Annual General Meeting, the information should be received by us between November 1, 2009 and December 1, 2009. Your candidate recommendation submission should contain the following information:

•	the shareholder’s name and address, as it appears in the register of shareholders;

•	a representation that the shareholder is a holder of record of shares entitled to vote and intends to appear in person or by proxy at the meeting to make such nomination;

•	the class and number of shares which are held by the shareholder;

•	the name and address of each individual to be nominated;

•	a description of all arrangements or understandings between the shareholder and any such nominee and any other person or persons (naming such person or persons) pursuant to which such nomination is to be made by the shareholder;

•	a description of all material personal and business relationships between the shareholder and any such nominee during the prior 10 years;

•	such other information regarding any such nominee that would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act;

•	the signed consent of any such nominee to serve as a director, if so elected; and

•	the certification of any such nominee as to the accuracy and completeness of the information provided in such submission.

Once the Nominating and Corporate Governance Committee has identified prospective nominees, background information will be solicited on the candidates, and all candidates will be investigated, interviewed and evaluated. The Committee then reports its findings and recommendations to our Board for a final determination of the nominees. No distinctions will be made between internally recommended candidates and candidates recommended by our shareholders.

All nominees for director in this proxy statement met our Board’s criteria for membership and were recommended by the Nominating and Corporate Governance Committee for election by shareholders at this Annual General Meeting.

Compensation Committee

The Compensation Committee consists of directors Patafio, who chairs the committee, Magnarella and Johnston. Our Board has determined that all directors on the Compensation Committee meet Nasdaq’s listing standards for independence. Each committee member is also a “non-employee director” as defined under Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” as defined under Code Section 162(m).

The Compensation Committee’s responsibilities include:

•	reviewing and approving corporate and individual goals and objectives relevant to the compensation of our executive officers;

•	evaluating the performance of our executive officers in light of such corporate and individual goals and objectives and, based on that evaluation, together with the other independent directors if directed by the board of directors, determining the base salary and bonus of the executives officers;

•	administering any management incentive plan, stock option plan or other similar plan we may adopt and approving all grants made pursuant to such plan; and

•	making recommendations to our board of directors regarding director compensation and any equity-based compensation plans.

Further information on the role of the Compensation Committee is described below under the section entitled “Compensation Discussion and Analysis.”

Finance and Investment Committee

The Finance and Investment Committee consists of directors Hynes, who chairs the committee, Johnston and Rosner. The Finance and Investment Committee’s primary responsibility is to oversee our Board’s responsibilities relating to our financial affairs and make recommendations to the Board in connection with our investment policy. The Finance and Investment Committee also oversees:

•	our capital structure;

•	our cash management and investment policies and guidelines;

•	new business initiatives and strategic investments, policies and strategies for achieving investment objectives;

•	issuances of our shares;

•	any repurchases of our common shares;

•	proposed acquisitions or dispositions of assets, material capital expenditures and long-term commitments; and

•	the performance of our investment managers and their compliance with our investment policy.

Other Committees

In addition to these committees, our Board also has a standing Qualified Legal Compliance Committee, Proxy Committee and Disclosure Committee.

The Qualified Legal Compliance Committee consists of the same members as our Audit Committee, who are directors Hynes, Patafio and Johnston. The Qualified Legal Compliance Committee’s function is to receive, review, investigate and take any appropriate actions on reports from our in-house attorneys or outside counsel of material violations of U.S. federal or state laws or of a material breach of a fiduciary duty arising under U.S. federal or state law. The Disclosure Committee consists of certain members of our management team, including our chief executive officer and chief financial officer. The Disclosure Committee is primarily responsible for designing our disclosure controls and procedures and reviewing and supervising all of our Securities and Exchange Commission (SEC) and market disclosures. The Proxy Committee consists of directors Rosner, who chairs the committee, Magnarella and Patafio. The Proxy Committee’s primary responsibilities are to appoint the inspector of election for our annual general meetings, represent proxies as assigned by our shareholders, oversee the proxy voting process and ensure that all proxies are accurately represented.

Director Compensation

Our current compensation and benefit program for non-management directors has been in effect since our IPO in December 2005. The program is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of our size and scope; compensation should align our directors’ interests with the long-term interests of shareholders; and the structure of the compensation should be simple, transparent and easy for our shareholders to understand. Our program therefore consists of two components: retainer fees paid in cash and an annual grant of restricted stock under our 2005 Long-Term Incentive Plan.

The following table shows the compensation earned by our non-employee directors for the 2008 fiscal year:

	Fees Earned or Paid	Stock Awards
Name	in Cash ($)	($)(1)	Total ($)

David M. Birsner	50,000	24,870	74,870
Daniel G. Hickey, Sr.	75,000	24,870	99,870
Keith S. Hynes	100,000	23,566	123,566
Charles I. Johnston	85,000	22,222	107,222
Philip J. Magnarella	75,000	24,870	99,870
Edmund N. Pascoe	10,139	—	10,139
Salvatore A. Patafio	100,000	24,870	124,870
Louis Rosner, Esq.	60,000	24,870	84,870

(1)	The amounts reflected in the table represent the dollar amounts recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R. The assumptions we used to value the stock awards are found in Notes 1 and 18 to our Consolidated Financial Statements in our annual report on Form 10-K for the year ended December 31, 2008, as filed with the SEC. The following table reflects the aggregate grant date fair value, calculated in accordance with FAS 123R except that no estimate of forfeitures is made, of restricted shares granted to our directors and the number of shares outstanding at December 31, 2008:

				# of Shares
			Grant Date Fair	Outstanding at
		# of Shares	Value of Stock	December 31,
	Grant Date	Granted	Awards ($)	2008

David M. Birsner	5/9/2006	2,397	25,000	799
	5/2/2007	2,900	25,000	1,933
	5/7/2008	7,123	25,000	7,123
Daniel G. Hickey, Sr.	5/9/2006	2,397	25,000	799
	5/2/2007	2,900	25,000	1,933
	5/7/2008	7,123	25,000	7,123
Keith S. Hynes	5/9/2006	2,397	25,000	799
	5/2/2007	2,900	25,000	1,933
	5/7/2008	7,123	25,000	7,123
Charles I. Johnston	5/9/2006	2,397	25,000	799
	5/2/2007	2,900	25,000	1,933
	5/7/2008	7,123	25,000	7,123
Philip J. Magnarella	5/9/2006	2,397	25,000	799
	5/2/2007	2,900	25,000	1,933
	5/7/2008	7,123	25,000	7,123
Salvatore A. Patafio	5/9/2006	2,397	25,000	799
	5/2/2007	2,900	25,000	1,933
	5/7/2008	7,123	25,000	7,123
Edmund N. Pascoe	—	—	—	—
Louis Rosner, Esq.	5/9/2006	2,397	25,000	799
	5/2/2007	2,900	25,000	1,933
	5/7/2008	7,123	25,000	7,123

Our non-employee directors receive annual compensation of $50,000 in cash and $25,000 in restricted shares. The $50,000 cash payment acts as our retainer fee for the directors’ services. We also pay our directors who serve on certain committees and on the Board of Directors of Majestic an additional cash stipend for the additional time required by such service. Specifically, our directors who serve on the Compensation Committee or Nominating and Corporate Governance Committee receive an additional annual payment of $10,000 in cash for each committee on which they serve. The chairpersons of these committees each receives $15,000 instead of $10,000. Our directors who serve on the Audit Committee receive an additional annual payment of $25,000 in cash and the Audit Committee chairperson receives an additional $50,000 instead of $25,000. Our directors who serve on the Board of Directors of Majestic receive an additional annual payment of $25,000 in cash. The restricted shares granted to our non-employee directors vest over a three year period, at a rate of one-third each year. Finally, we also reimburse our non-employee directors for any out-of-pocket expenses they may incur for their services.

CORPORATE GOVERNANCE

Our Board members are kept informed of our business through discussions with our chairman and chief executive officer and other executive officers, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees. The Board is committed to good business practices, transparency in financial reporting and the highest level of corporate governance.

Guidelines of Corporate Governance

Our Board’s commitment to good corporate governance is reflected in our Guidelines of Corporate Governance, which describe the Board’s views on a wide range of governance topics. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Guidelines at least annually and recommending any proposed changes to the Board for approval. You may obtain a copy of our Guidelines of Corporate Governance free of charge on our website at www.crmholdingsltd.bm, or by contacting our corporate secretary at: Louis J. Viglotti, Esq., General Counsel and Secretary, CRM Holdings, Ltd., P.O. Box HM 2062, Hamilton HM HX, Bermuda.

Code of Business Conduct and Ethics

In addition to our Guidelines of Corporate Governance, our Board has adopted a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics includes provisions relating to conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, gifts and entertainment, equal employment opportunity and harassment, records retention, compliance with laws, rules and regulations, and ethical behavior. Our Code of Business Conduct and Ethics is intended to meet the definition of a “code of ethics” under applicable SEC rules. It applies to all of our directors, officers and employees, including our chief executive officer, chief financial officer and other executive officers. You may obtain a copy of our Code of Business Conduct and Ethics free of charge on our website at www.crmholdingsltd.bm, or by contacting our corporate secretary at: Louis J. Viglotti, Esq., General Counsel and Secretary, CRM Holdings, Ltd., P.O. Box HM 2062, Hamilton HM HX, Bermuda.

Director Independence and Independence Determinations

Under Nasdaq’s listing standards and our Guidelines of Corporate Governance, our Board of Directors must have a majority of “independent” directors who meet the applicable criteria for independence. Our Board examines the independence of the directors on an annual basis in both fact and appearance to promote arms-length oversight. To make the independence determinations, the Board relies on the standards set forth in Rule 4200 of the Nasdaq Marketplace Rules. The independence standards require the Board to affirmatively determine whether a director is “independent” by reviewing a set of objective standards. These objective standards generally provide that no director or nominee for director qualifies as “independent” unless the Board of Directors affirmatively determines that the directors does not have a relationship with us which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition to the objective standards, Rule 4200 specifies certain transactions that will automatically disqualify a director from being considered independent.

Based upon this, our Board of Directors has affirmatively determined that we have a majority of “independent” directors that comprise our Board, as required by Nasdaq’s listing standards and our Guidelines of Corporate Governance. Our independent directors as of December 31, 2008 were directors Hynes, Johnston, Magnarella, Patafio and Rosner. The Board believes that these directors are independent, because they are not executive officers or employees of CRM Holdings or its subsidiaries and otherwise satisfy all of the Nasdaq independence requirements and, in the opinion of the Board of Directors, are not individuals having a relationship which will interfere with the exercise of independent judgment in carrying out the responsibilities of a director. As part of our Board’s evaluation process, each director provided confirmation that all of the objective criteria for independence are satisfied and that each director has no other relationship with CRM Holdings or its subsidiaries which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Communications with the Board of Directors

Shareholders may communicate with our Board of Directors or the chairman of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Finance and Investment Committee by writing to the Chairman of the Board or the chairman of the intended committee, as the case may be, at: c/o Louis J. Viglotti, General Counsel and Secretary, CRM Holdings, Ltd., P.O. Box HM 2062, Hamilton HM HX, Bermuda. The envelope should clearly indicate the person or persons to whom the corporate secretary should forward the communication. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis is designed to provide our shareholders with an understanding of our executive compensation decision-making processes, our compensation philosophy and program objectives, and an overview of our executive compensation program. It discusses our Compensation Committee’s determinations of how and why, in addition to what, compensation actions were taken for the executive officers who are identified below.

For 2008, the following key decisions were made with respect to our compensation programs:

•	Our Compensation Committee did not pay annual incentive cash bonuses for 2008 performance based on our 2008 financial results failing to achieve our expectations.

•	Our Compensation Committee did not grant any long term incentive awards for 2008 performance based on our current share price and our 2008 financial results failing to achieve our expectations.

•	Our Compensation Committee does not expect to pay annual incentive cash bonuses for 2009 performance based on our current expected 2009 financial results.

•	We have implemented a company-wide base salary freeze for 2009.

Our Named Executive Officers

For 2008, our Named Executive Officers and their titles were:

Name	Title

Daniel G. Hickey, Jr.	Chief Executive Officer
James J. Scardino	Chief Financial Officer
Louis J. Viglotti	General Counsel and Secretary
Chester J. Walczyk	Chief Operating Officer
Robert V. Polansky	Chief Marketing Officer

Effective March 13, 2009, Mr. Hickey, Jr. resigned as our chief executive officer. In connection with Mr. Hickey, Jr.’s resignation, James J. Scardino, our current chief financial officer, has been appointed as chief executive officer on an interim basis and will also continue to serve as our chief financial officer. For further information concerning Mr. Hickey, Jr.’s resignation, see “Employment Agreements — Mr. Hickey, Jr.” below.

Our Executive Compensation Decision Process

Overview

Our compensation planning and decision-making process is an on-going process. Although many of the decisions are made in either the fourth or first quarter of a fiscal year, the compensation planning process neither begins nor ends with any particular meeting. This continued to be the case during 2008. Our Compensation Committee regularly met to review and continue developing our compensation programs. Our Compensation Committee’s intention is to continually review our business and succession planning and evaluate our executive officers’ performance and their compensation packages.

Management’s Role in the Compensation Setting Process

Our corporate staff (including finance, human resources and legal staff members) supports the Compensation Committee in its work and no executive officers (other than the chief executive officer, with respect to compensation for each of the other executive officers) determine or recommend the amount or form of executive compensation. Our chief executive officer plays a significant part in the compensation setting process for our executive officers (except for his own). Generally, our chief executive officer’s role is to:

•	evaluate the performance of each executive, other than himself,

•	recommend business performance-targets and objectives to our Compensation Committee for the upcoming year with respect to each executive, other than himself, and

•	recommend salary levels with respect to each executive, other than himself.

Our Compensation Committee is solely responsible for making decisions with respect to our chief executive officer’s compensation package.

Compensation Advisors

Our Compensation Committee’s charter grants it the authority to hire and fire advisors and compensation consultants. We are obligated to pay any advisors retained by the Compensation Committee. These advisors report directly to the Committee. Consistent with its charter, the Compensation Committee is not bound by the recommendations provided by its professional advisors, and reserves the right to make decisions which are inconsistent with that advice, to the extent that the Committee believes such decisions are in our best interests.

Our Compensation Committee did not engage any consultants during 2008 or during 2009 as of the date of this Proxy Statement, but may do so in connection with our search for a replacement chief executive officer. During 2007, the Compensation Committee engaged Pearl Meyer & Partners to review the compensation of our chief executive officer, focusing on the current competitiveness of his program, along with creating a prospective framework for short-term incentive awards and long-term incentive awards. The Compensation Committee also requested Pearl Meyer & Partners to provide a best practice framework for prospective short-term and long-term incentive awards to our other executive officers. Pearl Meyer & Partners maintains no other direct or indirect business relationships with us. We paid Pearl Meyer & Partners $76,540 in 2007 for these services.

Competitive Market Analysis and Benchmarking

When making compensation decisions, we consider the compensation of our chief executive officer and other executive officers relative to the compensation paid to similarly-situated executives at companies that we consider to be our peers — this is often referred to as “benchmarking.”

During its engagement in 2007, Pearl Meyer & Partners used the following methodology for competitive analyses and benchmarking to establish our peer group:

•	collected data from management and our SEC filings regarding our organizational structure, position descriptions, compensation arrangements for the chief executive officer and other executive officers;

•	conducted a proxy analysis for the highest paid individual at 18 public companies in four groups:

•	12 peer companies (revenue less than $250 million);

•	6 aspiration companies (revenue greater than $250 million);

•	8 IPO companies (conducted their IPO in 2003 or later);

•	10 mature companies (conducted their IPO prior to 2003);

•	reviewed survey analyses for the chief executive officer position based on direct written premium at public and private property and casualty insurance companies; and

•	reviewed the incentive award framework for other executive officers based on its experience with other similarly-sized companies in the property and casualty insurance industry.

The following companies comprised our performance peer group based on this study:

Peer Group Companies
American Physicians Capital Inc.
American Safety Insurance Holdings, Ltd.
Amerisafe, Inc.
Baldwin & Lyons, Inc.
Employers Holdings, Inc.(1)
FPIC Insurance Group, Inc.
Franklin Holdings (Bermuda), Ltd.(2)
Meadowbrook Insurance Group, Inc.
Mercer Insurance Group, Inc.
National Atlantic Holdings Corp. National Interstate Corp. Navigators Group, Inc. NYMAGIC, Inc. Procentury Corp. RLI Corp. The Doctors Company (3) Seabright Insurance Holdings, Inc. Tower Group, Inc.

(1)	Employers Holdings, Inc. replaced AmCOMP, Inc. in the performance peer group when Employers Holdings acquired AmCOMP on October 31, 2008.

(2)	Franklin Holdings (Bermuda), Ltd. replaced James River Group, Inc. in the performance peer group when Franklin Holdings acquired James River Group on December 11, 2007.

(3)	The Doctors Company replaced SCPIE Holdings, Inc. in the performance peer group when The Doctors Company acquired SCPIE Holdings on June 30, 2008.

We believe that information regarding pay practices at other companies is useful in three respects:

•	our compensation practices must be competitive in the marketplace,

•	the marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation, and

•	the information helps us to establish the targets for our compensation decisions.

This is not to say, however, that we will solely rely on these analyses. We believe that benchmarking should be just that — a point of reference for measurement — but not the determinative factor for our executive officers’ compensation. We do not believe that it is appropriate to establish compensation levels exclusively based on benchmarking and competitive market analysis, because we believe that we must make decisions based upon our business objectives. As such, the benchmarking performed by Pearl Meyer & Partners during 2007 was not outcome determinative in our decisions but instead provided us with confirmation that our compensation packages were similar to those of our peer group.

Evaluations

Our Compensation Committee’s charter and our Guidelines of Corporate Governance require an annual review by the Compensation Committee of the chief executive officer’s corporate and individual goals and objectives relevant to his compensation. These findings then help our Compensation Committee in setting our chief executive officer’s base salary and bonus, subject to the terms of his employment agreement.

Our Compensation Committee used a formal evaluation to set the chief executive officer’s compensation package for 2008. This process included receiving input from our Board of Directors and other executive officers through a written questionnaire. The questionnaire’s responses were then reviewed by our Compensation Committee on an anonymous basis and discussed with the chief executive officer. The evaluations allowed the Compensation Committee to continually work with our chief executive officer to highlight and improve on his strengths and weaknesses. The evaluations also provide our Compensation Committee with a form of subjective analysis to assist in setting future incentive payments. Our Compensation Committee completed its evaluation for the 2008 performance period in March 2009.

For the other executive officers, our Compensation Committee uses an informal evaluation process that includes regular review of our on-going business performance compared with their objectives and discussions with the chief executive officer, other members of our Board and our other executives.

Our Compensation Philosophy and Program Objectives

Our core compensation philosophy is to pay our executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to us, while providing incentives to achieve our business and financial objectives. We endeavor to reward our executive officers for proactive and timely performance, value creation, achievement of our business plan, performance at or above the expected levels and an overall entrepreneurial spirit. For our executive officers whose roles directly impact the production of our revenues (producers), we seek to reward the executives through higher annual incentive opportunities and lower base salaries, thereby implementing our philosophy of more pay-for-performance. Our compensation programs are also designed, in part, to encourage our executive officers to think and act like, and over time to become, shareholders of our company. We want our executive officers to profitably grow our business and to take appropriate risk with our capital in order to generate returns for our shareholders, while at the same time sharing the downside risk if those risks cause poor performance or loss.

We therefore try to create an environment that fosters and rewards the following objectives:

Objective	Discussion
Execution and Efficiency	We seek to reward our executive officers for effectively executing all phases of our business operations and to achieve key benchmarked goals, including revenue growth, net income growth, strong return on equity, and a favorable combined ratio (which is the amount that an insurer must pay to cover claims and expenses as a percentage of every dollar of earned premium).

Company Performance
We seek to reward our executive officers for the following performance objectives:

  ¡   finding and assuming attractively priced risk for our primary and reinsurance workers’ compensation insurance products;

  ¡   generating profitable returns on our fee-based workers’ compensation products;

  ¡   geographic diversification;

  ¡   strategic partnerships and acquisitions;

  ¡   vertical integration of product offerings; and

  ¡   identification and development of potential new business lines for non-workers’ compensation property and casualty insurance products.

Individual Performance	We seek to reward our executive officers for their personal contribution to both short-term and long-term business results, their successful execution of key strategic objectives, their demonstrated leadership capability, their demonstrated application of relevant technical expertise, and their ethical conduct and regulatory compliance.

While we believe that overall compensation levels should be sufficiently competitive to attract, maintain and motivate skilled and talented executives, we also believe that compensation must be set at reasonable levels.

Our Executive Compensation Program

Overview

Our executive officers’ compensation program consists of the following four components:

•	Base salary

•	Annual Cash Bonuses

•	Long-Term Incentive Awards

•	Additional Benefits and Perquisites

We believe that an appropriate mix of short-term compensation, such as base salaries, annual cash bonuses, and perquisites, with long-term compensation helps us to achieve our compensation philosophy and objectives. We also believe that the appropriate mix of these elements helps our goals of aligning our executives’ interests with those of our shareholders. The proportions of our named executive officers’ individual compensation components in relation to their total compensation for 2008 are presented below under the heading “Executive Compensation — Total Mix of Compensation.” Based on this, we believe that our executive officer’s compensation program strikes an appropriate balance between salary and incentive compensation policies. The short-term and long-term incentives are tied to the evaluation of our executive officers’ performance as a whole. We use a holistic approach to executive compensation but try to balance the individual compensation elements for each executive officer individually.

Base Salary

Base salary is an important element of our executive officers’ compensation program. We seek to recognize the experience, skills, knowledge and responsibilities of our executive officers. We establish base salary levels which also seek to provide our executive officers with a minimum level of monthly income and steady cash flow during the course of the year that is not contingent on short-term variances in our operating performance.

During 2008, we paid the minimum amounts required for base salaries under our executive officers respective employment agreements, with the exception of our chief financial officer. We increased our chief financial officer’s base salary as of January 1, 2008, to $350,000 from $300,000, an increase of 17%, to reflect his increased management and oversight of our primary insurance segment. Our other executive officer salaries remained the same from 2007 to 2008. We have implemented a company-wide base salary freeze for 2009.

The base salary amounts are set by our Compensation Committee by using its subjective judgment to determine the appropriate amounts. The base salary level of our general counsel takes into account his position and tenure pre-IPO, our present needs, the executive’s individual performance, achievements and prior contributions and the executive’s salary in place before our IPO. For our other executive officers, the salary levels are based on our overall compensation philosophy, the experience and industry knowledge of the executive officer, the quality and effectiveness of his leadership abilities, the input from our chief executive officer and the base salaries paid to executives in comparable positions at companies in the same industry. We did not apply any specific weighting to these factors, but instead relied on our subjective judgment and an understanding of the market for executive officers in the insurance industry.

We annually review our executives’ base salaries and expect our executive officers’ salaries to stay relatively constant, materially increasing their respective salary levels only when the insurance market changes drastically or when an executive assumes a larger role. When doing so, we will primarily consider our compensation philosophy, our business performance, the present state of the insurance industry employment market and overall increases in the economic cost of living.

Annual Cash Bonuses

Our Compensation Committee reviewed our 2008 performance and after careful consideration, ultimately concluded that no annual incentive cash bonuses should be paid to our executive officers for 2008.

In addition to base salaries, our executive officers are eligible for annual cash bonuses. These bonuses are intended to reward individual performance by achieving specified, performance-based goals established for the year. Our Compensation Committee annually reviews our executive officers’ cash bonus opportunities. We believe cash bonuses represent an integral part of our compensation philosophy and can provide an incentive to create business and shareholder value.

Incentive Opportunities for 2008.  Prior to his resignation on March 13, 2009, our chief executive officer was eligible under his employment agreement to receive an annual cash bonus. Our chief executive officer’s employment agreement provided that if specified performance criteria or levels set by our Compensation Committee were met, then the chief executive officer could earn an annual cash bonus of:

Bonus at Threshold	Bonus at Target	Bonus at Maximum
Performance Level	Performance Level	Performance Level

First dollar of the bonus award	100% of Base Salary	200% of Base Salary

In addition to the annual cash incentive, our chief executive was eligible under his employment agreement to receive an annual “producer” incentive cash bonus for the fiscal year ended December 31, 2008. The “producer” bonus was intended to reward our chief executive officer for his active and important role in producing business for our company. A bonus payment to our chief executive officer in an amount equal to 2.5% of our net income was triggered in the first fiscal year that we achieved $25 million or more of net income.

Our general counsel is eligible for an annual cash bonus under his employment agreement that was established prior to our IPO in December 2005. The employment agreement provides that if specified performance criteria or levels set by our Compensation Committee are met, then our general counsel can earn an annual cash bonus of:

Bonus at Threshold	Bonus at Target	Bonus at Maximum
Performance Level	Performance Level	Performance Level

First dollar of the bonus award	50% of Base Salary	75% of Base Salary

For our chief financial officer and chief operating officer, our Compensation Committee has discretion to award annual incentive payments up to 50% of their respective base salaries. These incentive payments can be paid in cash, restricted shares under our equity incentive plan, or a combination thereof. Our chief marketing officer is eligible for an annual cash incentive payment up to 40% of his base salary.

In making these annual incentive payment award determinations for our chief financial officer, chief operating officer and chief marketing officer, our Compensation Committee determines the amounts based on its subjective judgment using both quantitative business factors and qualitative input from our chief executive officer regarding his evaluation of the annual performance and contribution of each executive officer. The difference between our chief marketing officer’s annual incentive opportunity and our other executive officers’ annual incentive opportunities is based on him being a “producer,” and we therefore seek to reward him through higher annual incentive opportunities and a lower base salary.

Performance Goals for 2008.  For 2008, our Compensation Committee determined that annual incentive compensation awards would be paid upon us achieving at least $1.05 in earnings per share, with a target earnings per share of $1.20. In establishing these targets, our Compensation Committee considered three factors:

•	the level of performance outlined in our financial projections;

•	the level of performance that should be expected from companies in the same or similar industry; and

•	our past performance.

Our Compensation Committee also determined that the annual cash bonuses for 2008 for our chief executive officer and general counsel should be based on a “2-for-1” leverage factor with a performance target level of $1.20 in earnings per share. A “2-for-1” leverage factor provides that for every percentage point below the target, the incentive program should decrease by twice that amount, and, for every percentage point above the target, the incentive payout should increase at a 2-for-1 ratio. Consequently, the incentive payouts which our chief executive officer and general counsel were eligible for in 2008 are summarized as:

	Bonus at	Bonus at	Bonus at
	$1.05 in Earnings	$1.20 in Earnings	$1.35 in Earnings
Executive Officer	per Share	per Share	per Share

Chief Executive Officer	First dollar of the bonus award	$650,000	$1,300,000
General Counsel	First dollar of the bonus award	$150,000	$225,000

For our chief financial officer, chief operating officer and chief marketing officer, our Compensation Committee retained discretion to award annual incentive payments on a discretionary basis, relying in part on earnings per share performance targets established for our chief executive officer and general counsel, combined with a subjective judgment determination and qualitative input from our chief executive officer regarding his evaluation of the annual performance and contribution of each executive officer.

Our Compensation Committee used a performance target of earnings per share for 2008, similar to 2007, whereas in 2006, our Compensation Committee had used a net income target. We believe that the earnings per share target for 2008 reflected our continuing desire to create shareholder value following our December 2005 IPO and provided for a direct linkage to shareholder expectations and share price growth. We may, however, shift our performance targets away from only earnings per share or net income in the coming years.

No Incentive Payouts for 2008.  Our Compensation Committee did not award annual incentive cash bonuses to our executive officers for 2008.

We had a net loss of ($0.09) per diluted share for the fiscal year ended December 31, 2008, and as discussed above, our Compensation Committee had established $1.20 per diluted share as the target for the fiscal year ended December 31, 2008.

Based on this and the objectives of our executive compensation program, our Compensation Committee, after careful consideration and deliberation, ultimately determined that no annual incentive cash bonuses would be awarded to our executive officers for 2008 performance. We believe that not paying annual incentive cash bonuses is consistent with our failure to achieve the Compensation Committee’s targets set for 2008 and our compensation philosophy and program objectives of paying our executive officers incentives for achieving our business and financial objectives.

In addition, based upon our current expected levels of financial performance for 2009, our Compensation Committee does not expect to pay annual cash bonuses to our executive officers based on 2009 performance. Our Compensation Committee, however, retains the discretion to review the bonus parameters and may pay discretionary cash bonuses to our executive officers upon our actual performance substantially exceeding our current levels of expected financial performance.

Since our net income did not reach $25 million for the fiscal year ended December 31, 2008 we did not pay an annual “producer” incentive cash bonus to our chief executive officer.

Long-Term Incentive Awards

We adopted the 2005 Long-Term Incentive Plan that provides for grants of incentive stock options, non-qualified stock options, restricted shares, stock appreciation rights, performance awards, restricted share units, phantom shares and other share based awards to our executives, directors and key employees. The 2005 Long-Term Incentive Plan is administered by our Compensation Committee. We believe that stock-based incentives should be appropriately granted to our executive officers to help align their interests with those of our shareholders, in accordance with our compensation policy. Through these equity grants, we seek to emphasize the importance of improving the performance of our stock price, increasing shareholder value over the long-term and encouraging our executive officers to own our common shares.

To date, we have only granted restricted shares, despite other equity awards, including stock options, being available under the plan. The restricted shares vest in three equal installments over a three-year period from when they are granted. We believe these grants provide an effective means of long-term incentive compensation because:

•	the vesting feature of the shares provides an incentive to remain employed with us;

•	the long-term nature of the vesting period provides the executives with an incentive to improve stock price performance and to increase our shareholder value; and

•	using restricted shares allows us to fix our compensation costs at the date of grant, instead of expensing stock options which is subject to the volatility of our stock price.

Our Compensation Committee did not grant awards of restricted shares to our executive officers as part of the 2008 annual performance review and compensation determination. In making this decision, our Compensation Committee considered our current share price and the failure of our 2008 financial results to achieve our expectations.

Our Compensation Committee granted awards of restricted shares to each of our executive officers in January 2008 as part of the 2007 annual performance review and compensation determination. The grant date fair value of the awards represented 77%, 25%, 50%, 25% and 25% of base salary for our chief executive officer, chief financial officer, chief marketing officer, general counsel and chief operating officer, respectively. These amounts were determined using the Compensation Committee’s subject judgment, taking into account the amount of the annual incentive cash payment for 2007 paid to each executive officer.

Additional Benefits and Perquisites

Our final primary compensation element consists of other benefits and perquisites provided to our executive officers.

All of our executive officers are eligible to participate in our employee benefit plans, including medical, dental, vision, group life insurance, disability and our 401(k) plan. In each case, we provide these benefits to our executive officers on the same basis as our other employees.

We have a tax-qualified employee stock purchase plan, generally available to all employees including executive officers, that allows participants to acquire our common shares at a discount price. This plan has a three-month look-back and allows participants to buy our common shares at a 15% discount to the market price with up to 15% of their salary (subject to IRS limits), with the objective of allowing employees to profit when the value of our common shares increases over time.

We also provide our executive officers with perquisites, including vehicle allowances, tax gross-ups, life insurance policy premiums, housing allowances, personal financial or tax advice, which are described in more detail in a footnote to our Summary Compensation Table. We believe that the provided perquisites are generally comparable to those offered to executive officers in companies similar to our size and industry. We also believe that these perquisites help us to attract and retain our executives. Our Compensation Committee regularly reviews these benefits to determine that such prerequisites are reasonable and justified. If our Compensation Committee determines that the perquisites are not reasonable or justified, then our Compensation Committee may stop offering the perquisites to our executive officers.

Severance and Change-in-Control Agreements

Finally, we also provide our executive officers with severance and change-in-control agreements. We believe that severance packages are a common characteristic of compensation for key executive officers. They are intended to provide our executive officers with a sense of security in making the commitment to dedicate their professional career to our success. Due to our size relative to other public companies and our relatively short operating history, we believe that severance and change-in-control agreements are necessary to help us attract and retain necessary skilled and qualified executive officers to continue to grow our business.

Our Compensation Policies

Section 162(m) Policy

Section 162(m) of the U.S. Internal Revenue Code denies a U.S. federal income tax deduction for compensation paid in excess of $1 million by our U.S. domiciled subsidiaries to our chief executive officer and next four most highly compensated executive officers. Qualified performance-based compensation is not subject to the deduction limit if certain requirements are met.

To date, we have not adopted a “Section 162(m)” policy. We have relied on a transition rule in the Treasury regulations under Section 162(m) that applies to any payments under any compensation plan or agreement that existed at the time immediately prior to the consummation of our IPO in December 2005 and that was disclosed in our IPO prospectus and that satisfied all applicable securities laws then in effect. This exemption will expire at this Annual General Meeting. We are currently in the process of developing a Section 162(m) policy for fiscal year 2010. We believe that our Compensation Committee will consider the impact of Section 162(m) in the future and will design our executive compensation program, such as our annual incentive payments and restricted stock awards, to be eligible for tax deductions to the extent permitted by the relevant tax regulations, including Section 162(m) of the Code. However, we may from time to time pay compensation to our executive officers that may not be deductible if there are non-tax reasons for doing so.

Common Share Ownership Requirements

Part of our compensation philosophy involves common share ownership by our executive officers, because we believe that it helps to align their financial interests with those of our shareholders. We also recognize, on the other hand, that our executive officers cannot acquire more than 10% of our common shares without triggering adverse tax consequences. We have not adopted a formal written policy on common share ownership requirements, because of these stringent tax guidelines, along with the present share ownership of our former owners. We do, however, strongly encourage our executive officers to acquire and own our common shares. We also recognize that the use of hedging instruments creates a divergence in the alignment of interests and, consequently, strongly discourage our executives from using hedging instruments that would diminish their financial risk of ownership.

Timing of Awards

Our Compensation Committee has the sole authority to issue equity awards under our 2005 Long-Term Incentive Plan. We do not expect the Compensation Committee to delegate any authority to our executive officers to grant awards, although it is allowed to do so under the plan. Other than new hires, we and the Compensation Committee plan to tie the grant of equity awards to specific, recurring dates, generally coinciding with our quarterly Compensation Committee meetings. We believe this approach will guard against possible manipulations of issuance dates benefiting our executive officers or employees. We also expect that the Compensation Committee may make annual restricted stock awards to our executive officers and key employees.

Financial Restatement

Although we have not adopted a formal written policy, it is our Board of Directors’ informal policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority and discretion to make retroactive adjustments to any cash or equity based incentive payments to executive officers where the payment was based upon the achievement of certain financial results that were subsequently the subject of a restatement, without regard to misconduct being involved. If the Compensation Committee were to exercise this discretion, we would seek to recover any amount determined to have been improperly paid to the executive.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and CRM Holdings’ annual report on Form 10-K for the year ended December 31, 2008.

Compensation Committee
Salvatore A. Patafio (Chairman)
Dr. Philip J. Magnarella
Charles I. Johnston

EXECUTIVE COMPENSATION

2008 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers during the fiscal years ended December 31, 2006, 2007 and 2008:

						Non-Equity
				Stock		Incentive Plan		All Other
			Salary	Awards		Compensation		Compensation	Total
Name and Principal Position	Year		($)(1)	($)(2)		($)		($)(3)	($)

Daniel G. Hickey, Jr.,	2008		650,000	166,667	(4)	—		28,280	844,947
Chief Executive Officer	2007		650,000	—	(4)	1,040,000		15,825	1,705,825
	2006		647,222	—		446,016	(4)	15,750	1,108,988
James J. Scardino,	2008		350,000	125,618		—		44,738	520,356
Chief Financial Officer	2007		300,000	100,615		75,000		48,767	524,382
	2006		294,880	76,783		—		41,193	412,856
Louis J. Viglotti,	2008		300,000	50,952		—		28,091	379,043
General Counsel	2007		300,000	25,950		195,000		23,444	544,394
	2006		294,979	2,162		103,500		22,166	422,807
Chester J. Walczyk,	2008		300,000	79,728		—		38,950	418,678
Chief Operating Officer	2007		300,000	54,726		75,000		34,459	464,185
	2006		177,846	38,760		—		23,253	239,859
Robert V. Polansky,	2008		250,000	104,169		—		29,139	383,308
Chief Marketing Officer	2007		250,000	62,500		100,000		32,266	444,766
	2006	(5)	10,577	5,208		35,000		346	51,131

(1)	Each of our executive officers contributed a portion of his salary to our 401(k) savings plan.

(2)	There were no equity award forfeitures by our executive officers during the fiscal years ended December 31, 2006, 2007 and 2008. The assumptions we used to value the stock awards are found in Notes 1 and 18 to our Consolidated Financial Statements in our annual report on Form 10-K for the year ended December 31, 2008, as filed with the SEC.

(3)	The following table is a breakdown of the compensation and benefits included in the All Other Compensation:

				Life		Personal
		Tax		Insurance		Financial
		Gross-	Vehicle	Policy		or Tax	401(k)
		Ups	Allowances	Premiums	Housing	Advice	Company
Name	Year	($)	($)	($)	($)	($)	Contributions

Daniel G. Hickey, Jr.	2008	—	11,700	780	—	2,000	13,800
	2007	—	11,700	750	—	—	3,375
	2006	—	11,700	750	—	—	3,300
James J. Scardino	2008	3,975	12,000	468	14,495	—	13,800
	2007	17,532	12,000	450	15,410	—	3,375
	2006	10,788	12,000	225	14,880	—	3,300
Louis J. Viglotti	2008	1,023	11,400	318	—	1,550	13,800
	2007	6,306	11,400	225	—	2,138	3,375
	2006	—	11,400	225	—	7,241	3,300
Chester J. Walczyk	2008	2,162	12,000	468	10,520	—	13,800
	2007	9,840	11,308	225	9,711	—	3,375
	2006	5,394	9,000	225	5,966	—	2,668
Robert V. Polansky	2008	2,504	9,000	318	3,517	—	13,800
	2007	14,946	9,000	225	5,405	—	2,690
	2006	—	346	—	—	—	—

All amounts in the table reflect our actual cash outlays, since there are no perquisites that do not involve any incremental costs to us.

(4)	Payment of this amount to Mr. Hickey, Jr. was forgone at his election. Instead of receiving a cash payment of $446,016, our Compensation Committee granted 55,822 restricted shares to Mr. Hickey, Jr. on March 7, 2007, under our 2005 Long-Term Incentive Plan. The grant date fair value of such restricted shares was equal to $446,018. The vesting of the restricted shares was based solely on Mr. Hickey, Jr.’s continued employment with us and they vested ratably over a two-year period. We did not recognize any amount for financial statement reporting purposes with respect to this grant in accordance with FAS 123(R) for the fiscal year ended December 31, 2006. For the fiscal year ended December 31, 2007, we recognized $185,841 for financial statement reporting purposes with respect to this grant in accordance with FAS 123(R). This amount is not reflected in the Stock Awards column for Mr. Hickey, Jr. for fiscal year ended December 31, 2007. For the fiscal year ended December 31, 2008, we recognized $223,009 for financial statement reporting purposes with respect to this grant in accordance with FAS 123(R). This amount is not reflected in the Stock Awards column for Mr. Hickey, Jr. for fiscal year ended December 31, 2008. There was no incremental value increase to the equity award, and the election to receive restricted shares was not an inherent part of the compensation agreement we have with Mr. Hickey, Jr.

(5)	The reduced amount paid to Mr. Polansky in 2006 reflects the fact that he did not begin employment with us until December 22, 2006.

2008 Grants of Plan-Based Awards

The following table shows the restricted stock grants to our named executive officers during the fiscal year ended December 31, 2008 and the estimated possible payouts under the annual cash bonus incentive awards:

						All Other
						Stock
						Awards:
			Estimated Possible Payouts Under			Number of	Grant Date
			Non-Equity Incentive Plan Awards			Shares of	Fair Value of
	Grant		Threshold	Target	Maximum	Stock or	Stock and
Name	Date	Plan	($)	($)	($)	Units(#)	Options($)

Daniel G. Hickey, Jr.	1/16/08	2005 LTIP				69,061	500,000
		Employment Agreement	1	650,000	1,300,000
James J. Scardino	1/16/08	2005 LTIP				10,360	75,000
		Employment Agreement	—	—	150,000
Louis J. Viglotti	1/16/08	2005 LTIP				10,360	75,000
		Employment Agreement	1	150,000	225,000
Chester J. Walczyk	1/16/08	2005 LTIP				10,360	75,000
		Employment Agreement	—	—	150,000
Robert V. Polansky	1/16/08	2005 LTIP				17,266	125,000
		Employment Agreement	—	—	100,000

For additional information concerning our grants of plan based awards, see the following discussion of the employment agreements with our executive officers and restricted share awards under our 2005 Long-Term Incentive Plan.

Employment Agreements

We currently have employment agreements with all of our executive officers. For all of these agreements, after the initial contract term, the term of each agreement is automatically renewed for successive one-year terms, unless either party delivers notice to the other party of its intention not to renew the term of the agreement. The severance portions of these employment agreements are discussed in more detail under the heading “Potential payments upon termination or change-in-control.”

Mr. Hickey, Jr.  Under the terms of Mr. Hickey, Jr.’s employment agreement, which was terminated as of March 13, 2009, we were to employ him as our chief executive officer and a member of our board for a period of

5 years, beginning December 2005. Mr. Hickey, Jr. was entitled to receive an initial base salary of not less than $650,000, which was to be reviewed annually by the Compensation Committee. Mr. Hickey, Jr. was also eligible to receive an annual incentive award with a target award opportunity of 100% of his then-current base salary and a maximum bonus opportunity of no less than 200% of such salary based on performance criteria as determined annually by our Compensation Committee. Mr. Hickey, Jr. was also eligible to receive an additional annual producer incentive bonus of 2.5% of our net income, provided that net income in the year in question is not less than $25,000,000. In addition, Mr. Hickey, Jr. was eligible to participate in our long-term incentive compensation programs, as determined by the Compensation Committee. Pursuant to the provisions of Mr. Hickey, Jr.’s employment agreement, his total compensation package (including base salary, the annual incentive award, the producer incentive bonus and the long-term incentive compensation) was to be targeted at no less than the 75th percentile of an appropriate group of peer companies, as determined by the Compensation Committee. Mr. Hickey, Jr. also had the right to lease a private aircraft for business purposes provided that he determined that such travel was reasonable. Our Compensation Committee had limited the amount of Mr. Hickey, Jr.’s private aircraft use to 200 hours per fiscal year.

Effective March 13, 2009, Mr. Hickey, Jr. resigned as a director and officer, and his employment agreement was terminated pursuant to the mutual agreement of the parties. We entered into a separation agreement with Mr. Hickey, Jr. under which we will:

•	pay him a total of $3,300,000 in three payments as follows: (a) $1,500,000 payable in September 2009, (b) $1,500,000 payable in March 2010, and (c) $300,000 payable in September 2011, all of which payments are subject to Mr. Hickey’s continued compliance with the restrictive covenants described below;

•	immediately vest and distribute 46,040 unvested shares of restricted shares that were previously granted to Mr. Hickey, Jr. on January 16, 2008; and

•	continue paying his welfare benefits to which he was entitled under his employment agreement for a period of three years.

The separation agreement prohibits Mr. Hickey, Jr. from competing with us in the California self-insured workers compensation market until March 13, 2012 and from soliciting our employees, customers, brokers or agents for a period ending on March 13, 2011.

Mr. Scardino.  Under the terms of Mr. Scardino’s employment agreement, we will employ him as our chief financial officer for a period of 3 years, beginning January 2007. Mr. Scardino will receive an initial base salary of $300,000, to be reviewed annually by the Compensation Committee for increase. Mr. Scardino will also be eligible for, but not guaranteed, an annual bonus payment up to 50% of his base salary, as then in effect, based upon his individual performance, profitability of the company and the company’s stock price. The amount of the annual bonus will be subject to the discretion of the Compensation Committee and will be paid in cash, restricted stock or some combination thereof. We will also pay Mr. Scardino’s monthly rental payment for an apartment located in Poughkeepsie, New York.

Mr. Viglotti.  Under the terms of his employment agreement, we will employ Mr. Viglotti as our general counsel for a period of 5 years, beginning in December 2005. Mr. Viglotti’s employment agreement provides for an annual base salary of not less than $300,000, which will be reviewed by the Compensation Committee annually for increase. Mr. Viglotti is also eligible to receive an annual incentive award with a target award opportunity of 50% of his then-current base salary and a maximum bonus opportunity of no less than 75% of such salary based on performance criteria as determined annually by our Compensation Committee.

Mr. Walczyk.  Under the terms of his employment agreement, we will employ Mr. Walczyk as our chief operating officer for a period of 3 years, beginning January 2007. Mr. Walczyk will receive an annual salary of $300,000, to be reviewed annually by the Compensation Committee for increase. Mr. Walczyk will also be eligible for, but not guaranteed, an annual bonus payment up to 50% of his base salary, as then in effect, based upon his individual performance, profitability of the company and the company’s stock price. The amount of the annual bonus will be subject to the discretion of the Compensation Committee and will be paid in cash, restricted stock or some combination thereof.

Mr. Polansky.  Under the terms of Mr. Polansky’s employment agreement, we will employ him as our senior vice president of sales and product development for a period of 3 years, beginning in December 2006. Mr. Polansky will receive an annual base salary of $250,000, to be reviewed annually by our Compensation Committee. Mr. Polansky is also eligible to receive an annual incentive award at the discretion of the Compensation Committee with a target opportunity of 40% of his base salary and a targeted annual grant of restricted common shares having a fair market value equal to 30% of his base salary amount, up to 50% of his base salary amount.

Annual Incentive Cash Bonuses

The terms of the annual incentive cash bonuses for our executive officers are discussed in our Compensation Discussion and Analysis under the heading “Annual Cash Bonuses.”

Restricted Share Awards under Our 2005 Long-Term Incentive Plan

Restricted share awards are common shares that are subject to restrictions until they vest, as determined by our Compensation Committee. Our Compensation Committee has the sole discretion under the plan to determine the employees to receive a restricted share award, the number of shares granted, when the shares will be paid to the participant, whether the shares will be issued at the beginning or the end of a restricted period, and any other terms and conditions with respect to vesting, deferral, payment options and other award characteristics. Pursuant to the terms of our grant document, holders of restricted shares do not have the right to vote the restricted shares or to receive dividends. Any award based solely on continued employment or the passage of time generally vests ratably over a minimum three-year period, subject to certain exceptions for de minimis awards, death, disability or retirement. In the case of performance based awards, vesting generally occurs over a performance period of not less than one year. Unless our Compensation Committee decides otherwise, or unless an employee’s employment agreement otherwise provides, if a participant’s employment is terminated for any reason, the restricted shares that have not vested are immediately forfeited to us.

In January 2008, we granted restricted shares to each of our executive officers. The vesting of this award is based solely on continued employment with us. The restricted shares vest ratably over a three-year period, subject to certain exceptions for death, disability or retirement.

Total Mix of Compensation

The proportions of our named executive officers’ individual compensation components in relation to their total compensation for 2008 were:

			Non-Equity
		Stock	Incentive Plan	All Other
Name	Salary	Awards	Compensation	Compensation

Daniel G. Hickey, Jr.	77%	20%	0%	3%
James J. Scardino	67%	24%	0%	9%
Louis J. Viglotti	79%	14%	0%	7%
Chester J. Walczyk	72%	19%	0%	9%
Robert V. Polansky	65%	27%	0%	8%

2008 Outstanding Equity Awards at Fiscal Year-End

The following table shows the amount of outstanding unvested restricted share awards:

	Stock Awards
	Number of Shares or	Market Value of Shares
	Units of Stock That	or Units of Stock That
	Have Not Vested as of	Have Not Vested as of
	December 31, 2008	December 31, 2008
Name	(#)(1)	($)(2)

Daniel G. Hickey, Jr.	96,972	164,852
James J. Scardino	14,307	24,322
Louis J. Viglotti	13,532	23,004
Chester J. Walczyk	12,873	21,884
Robert V. Polansky	25,030	42,551

(1)	The vesting schedule for the restricted share awards is as follows:

Mr. Hickey Jr.’s Vesting Schedule

		Number of
Grant Date	Vesting Date	Shares Vesting

3/7/07	3/7/09	27,911
1/16/08	1/16/09	23,021
	1/16/10	23,020
	1/16/11	23,020

Pursuant to Mr. Hickey, Jr.’s separation agreement dated March 13, 2009, we immediately vested and distributed 46,040 unvested shares of restricted shares that were previously granted to Mr. Hickey, Jr. on January 16, 2008

Mr. Scardino’s Vesting Schedule

		Number of
Grant Date	Vesting Date	Shares Vesting

3/25/06	3/25/09	769
12/7/06	12/7/09	3,178
1/16/08	1/16/09	3,454
	1/16/10	3,453
	1/16/11	3,453

Mr. Viglotti’s Vesting Schedule

		Number of
Grant Date	Vesting Date	Shares Vesting

12/7/06	12/7/09	3,172
1/16/08	1/16/09	3,454
	1/16/10	3,453
	1/16/11	3,453

Mr. Walczyk’s Vesting Schedule

		Number of
Grant Date	Vesting Date	Shares Vesting

3/25/06	3/25/09	384
12/7/06	12/7/09	2,129
1/16/08	1/16/09	3,454
	1/16/10	3,453
	1/16/11	3,453

Mr. Polansky’s Vesting Schedule

		Number of
Grant Date	Vesting Date	Shares Vesting

12/8/06	12/8/09	7,764
1/16/08	1/16/09	5,756
	1/16/10	5,755
	1/16/11	5,755

(2)	The values shown here are based on the closing share price on December 31, 2008 ($1.70).

2008 Option Exercises and Stock Vested

The following table shows the number of shares that our executives received in 2008 from the vesting of previously granted restricted share awards, along with the market value realized on the vesting date:

	Stock Awards
	Number of Shares	Value Realized
Name	Acquired on Vesting (#)	on Vesting ($)

Daniel G. Hickey, Jr.	27,911	171,374
James J. Scardino	8,947	15,898
Louis J. Viglotti	3,172	4,092
Chester J. Walczyk	5,014	8,648
Robert V. Polansky	7,764	10,016

Potential payments upon termination or change-in-control

As part of the employment agreements with each of our executive officers, we have agreed to provide them with certain benefits in the event of termination or a change-in-control. Generally, benefits under these agreements are triggered upon the involuntary termination of the executive’s employment not for “cause” or upon the voluntary termination of employment for “good reason.” Terminations for other reasons, such as retirement, death, disability or a change of control, also trigger enhanced benefits under certain of these arrangements.

Circumstances Triggering Payments.

“Cause,” “good reason” and “change of control” are generally defined in our executive officers’ employment agreements as follows:

“Cause” includes:

•	willful breach of the confidentiality, litigation cooperation, nondisparagement, non-disclosure, non-competition or non-solicitation provisions of the employment agreements;

•	conviction of, or plea of nolo contendere to, any felony that is materially and demonstrably injurious to our financial condition or reputation;

•	willful gross neglect or misconduct in the performance of duties under the employment agreement that is demonstrably injurious to our financial condition or reputation; or

•	misconduct resulting in a restatement of our financial statements due to material noncompliance with the financial reporting requirements of the Sarbanes-Oxley Act of 2002.

“Good reason” includes:

•	a material adverse change to the executive in his positions, titles or offices, status, rank, nature of responsibilities, or authority on behalf of us and our subsidiaries, or his removal from or failure to re-elect him to or nominate him to any such positions or offices, including as a member of our Board in the case of Mr. Hickey, Jr., after his delivery of written notice to (a) our Board, in the case of Mr. Hickey, Jr., or (b) our Chief Executive Officer, in the case of the other executive officers, and a ten-day cure period;

•	an assignment of duties to the executive which are inconsistent with the executive officer’s respective title and position;

•	a decrease in either annual base salary or target annual incentive award opportunity below a certain level;

•	our failure to perform any material obligation under, or our breach of any material provision of, the employment agreement that remains uncured for thirty days;

•	any material increase in travel time required of the executive at our demand and without the consent of the executive, in the performance of his duties;

•	the relocation of our corporate offices outside a thirty-five-mile radius of our then corporate offices;

•	any failure to secure the agreement of any successor corporation or other entity to us to fully assume our obligations under the employment agreement; and

•	any material breach by us of this agreement.

A “change of control” occurs where:

•	a person or group acquires beneficial ownership, directly or indirectly, of our securities representing 20% or more of the combined voting power in the election of directors of our then-outstanding securities or of any successor to us;

•	during any period of two consecutive years, individuals constituting our Board and any new directors (other than directors designated by a person or group who has entered into an agreement with us to effect a change of control) whose election or nomination for election was approved by at least two-thirds of our Board who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved (but excluding any directors whose initial assumption of office results from an actual or threatened election contest or solicitation of proxies or consents not made on behalf of our Board) cease for any reason to constitute at least a majority of our Board;

•	our shareholders approve any merger, amalgamation or consolidation or statutory share exchange as a result of which our common shares shall be changed, converted or exchanged (other than a merger or share exchange with one of our wholly-owned subsidiaries) or our liquidation or sale or disposition of 50% or more of our assets or earning power; or

•	approval by our shareholders of any merger, amalgamation consolidation or statutory share exchange to which we are a party as a result of which the persons who were shareholders immediately prior to the effective date of such merger, amalgamation consolidation or statutory share exchange shall have beneficial ownership of less than 50% of the combined voting power in the election of directors of the surviving corporation following the effective date of such merger, amalgamation, consolidation or statutory share exchange.

Summary of Agreements.  The following table and footnotes describe and quantify the potential payments upon termination or change in control for each of our executive officers, assuming that termination or change-in-control was effective as of December 31, 2008. The amounts shown in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, which include: (1) accrued salary, incentive and vacation pay; and (2) other and additional benefits then due or earned under our applicable plans and programs.

Post-Termination and Change of Control Benefits
Mr. Hickey, Jr., Chairman and Chief Executive Officer(1)

	Termination
	Without Cause	For Cause or
Executive Benefits and	or for Good	Voluntary
Payments Upon Termination	Reason(2)	Termination	Death(3)	Retirement(4)

Severance Pay	$3,900,000	$—	$—	$—
Prorated Annual Incentive Award(5)	650,000	—	650,000	650,000
Prorated Producer Incentive Bonus	—	—	—	—
Welfare Benefit Programs	73,176	—	49,802	1,216,998
Vesting of Restricted Stock Awards(6)	164,852	—	164,852	164,852

Total Compensation	$4,788,028	$—	$864,654	$2,031,850

(1)	Effective March 13, 2009, Mr. Hickey, Jr. resigned as a director and officer, and his employment agreement was terminated pursuant to the mutual agreement of the parties. For information regarding payments to Mr. Hickey, Jr. in connection with his resignation, see “Employment Agreements — Mr. Hickey, Jr.” above.

(2)	Under Mr. Hickey, Jr.’s previous employment agreement, which is no longer in effect, if Mr. Hickey, Jr.’s employment agreement was terminated without “cause” or if Mr. Hickey, Jr. terminated his employment for “good reason,” he would have been entitled to receive the following benefits: (i) severance pay equal to three times the sum of (A) his base salary immediately prior to the termination date (here, $650,000) and (B) the higher of (x) the annual incentive opportunity for the year in which the termination occurs assuming target performance would have been achieved (here, $650,000) and (y) the average annual incentive payment received over the prior two years (here, $520,000) and (C) the greatest producer incentive bonus he received for any of the three operating periods immediately preceding the termination date (here, zero); (ii) a pro rata unpaid annual incentive award and producer incentive bonus payable for the year in which termination occurs, assuming target performance would have been achieved; (iii) the continuation of any welfare benefit programs for 36 months; and (iv) the immediate removal of all restrictions on restricted stock. The amounts in this column also reflect “change-in-control” payments which are the amounts Mr. Hickey, Jr. would receive upon an involuntary termination (other than for “cause”) or a voluntary termination for “good reason” that occurs within the two-year period following a “change of control.” All payments were to be made in a lump sum payment following Mr. Hickey, Jr.’s departure, except for the welfare benefits which would be paid over the 36-month period.

(3)	Under Mr. Hickey, Jr.’s previous employment agreement, which is no longer in effect, upon Mr. Hickey, Jr.’s death, his estate would have been entitled to receive: (i) a pro rata unpaid annual incentive award and producer incentive bonus payable for the year in which the death occurs, assuming target performance would have been achieved; (ii) the continuation of any welfare benefit programs for 36 months; and (iii) the immediate removal of all restrictions on restricted shares. All payments would have been made in a lump sum payment to Mr. Hickey, Jr.’s estate, except for the welfare benefits which would be paid over the 36-month period.

(4)	Under Mr. Hickey, Jr.’s previous employment agreement, which is no longer in effect, upon Mr. Hickey, Jr.’s retirement at or after age 62, he would have been entitled to receive: (i) a pro rata unpaid annual incentive award and producer incentive bonus payable for the year in which retirement occurs, assuming target performance would have been achieved; and (ii) the continuation of any welfare benefit programs for the balance of his and his spouse’s life. In addition, had Mr. Hickey retired at or after age 65, he would have been entitled to receive, under our 2005 Long-Term Incentive Plan, the immediate vesting of all unvested restricted shares. The table above assumes a retirement age at or after age 65. All payments would have been made in a lump sum payment following Mr. Hickey, Jr.’s retirement, except for the welfare benefits which would be paid over the 36-month period.

(5)	The entire incentive for 2008 is shown here as this table illustrates the effect of such a termination on December 31, 2008 and thus, no pro-ration has been applied.

(6)	The value of unvested restricted shares is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing share price on December 31, 2008 ($1.70).

Post-Termination and Change of Control Benefits
Mr. Scardino, Chief Financial Officer

	Termination
	Without Cause	For Cause or
Executive Benefits	or for Good	Voluntary
and Payments Upon Termination	Reason(1)	Termination	Death(2)	Retirement(3)

Severance Pay	$500,000	$—	$—	$—
Prorated Annual Incentive Award(4)	150,000	—	150,000	—
Welfare Benefit Programs	23,175	—	—	—
Vesting of Restricted Share Awards(5)	24,322	—	24,322	24,322

Total Compensation	$697,497	$—	$174,322	$24,322

(1)	If Mr. Scardino’s employment agreement is terminated without “cause” or if Mr. Scardino terminates his employment for “good reason,” he will be entitled to receive the following benefits: (i) severance pay equal to the sum of (A) his base salary immediately prior to the termination date (here, $350,000) and (B) the annual incentive opportunity for the year in which the termination occurs assuming target performance would have been achieved (here, $150,000); (ii) a pro rata unpaid annual incentive award payable for the year in which termination occurs, assuming target performance would have been achieved; (iii) the continuation of any welfare benefit programs for 12 months; and (iv) the immediate vesting of all unvested restricted shares. All payments would be made in a lump sum payment following Mr. Scardino’s departure, except for the welfare benefits which would be paid over the 12-month period.

(2)	Upon Mr. Scardino’s death, his estate will be entitled to receive: (i) a pro rata unpaid annual incentive award payable for the year in which the death occurs, assuming target performance would have been achieved; and (ii) the immediate vesting of all unvested restricted shares. All payments would be made in a lump sum payment following Mr. Scardino’s departure.

(3)	Upon Mr. Scardino’s retirement at or after age 65, he will be entitled to receive, under our 2005 Long-Term Incentive Plan, the immediate vesting of all unvested restricted shares.

(4)	The entire incentive for 2008 is shown here as this table illustrates the effect of such a termination at the end of the year on December 31, 2008 and thus, no pro-ration has been applied.

(5)	The value of unvested restricted shares is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing share price on December 31, 2008 ($1.70).

Post-Termination and Change of Control Benefits
Mr. Viglotti, General Counsel & Secretary

	Termination
	Without Cause
	or for Good
	Reason or	For Cause or
Executive Benefits	Non-Renewal prior	Voluntary
and Payments Upon Termination	to Retirement(1)	Termination	Death(2)	Retirement(3)

Severance Pay	$450,000	$—	$—	$—
Prorated Annual Incentive Award(4)	150,000	—	150,000	150,000
Welfare Benefit Programs	23,175	—	15,773	73,333
Vesting of Restricted Stock Awards(5)	23,004	—	23,004	23,004

Total Compensation	$646,179	$—	$188,777	$250,337

(1)	If we terminate Mr. Viglotti’s employment agreement without “cause” or if Mr. Viglotti terminates his employment for “good reason,” he will be entitled to receive: (i) severance pay equal to the sum of (A) his base salary immediately prior to the termination date (here, $300,000) and (B) the higher of (x) the annual incentive opportunity for the year in which the termination occurs assuming target performance would have been achieved (here, $150,000) and (y) the average annual incentive payment received over the prior two years (here, $97,500); (ii) a pro rata unpaid annual incentive award payable for the year in which termination occurs, assuming target performance would have been achieved; (iii) the continuation of any welfare benefit programs for 12 months; and (iv) the immediate vesting of all unvested restricted shares. The amounts in this column also reflect “change-in-control” payments which are the amounts Mr. Viglotti would receive upon an involuntary termination (other than for “cause”) or a voluntary termination for “good reason” that occurs within the two-year period following a “change of control.” In addition, if we choose to not renew Mr. Viglotti’s employment agreement and the term of the agreement expires before Mr. Viglotti’s 62nd birthday, such non-renewal shall be treated as a termination by us without “cause.” All payments would be made in a lump sum payment following Mr. Viglotti’s departure, except for the welfare benefits which would be paid over the 12-month period.

(2)	Upon Mr. Viglotti’s death, his estate will be entitled to receive: (i) a pro rata unpaid annual incentive award payable for the year in which his death occurs assuming target performance would have been achieved; (ii) the continuation of any welfare benefit programs for 12 months; and (iii) the immediate vesting of all unvested restricted shares. All payments would be made in a lump sum payment to Mr. Viglotti’s estate, except for the welfare benefits which would be paid over the 12-month period.

(3)	Upon Mr. Viglotti’s retirement at or after age 62, he will be entitled receive: (i) a pro rata unpaid annual incentive award payable for the year in which termination occurs, assuming target performance would have been achieved; and (ii) the continuation of any welfare benefit programs for him and his spouse for the longer of twelve months or his 65th birthday. In addition, if Mr. Viglotti retires at or after age 65, he will be entitled to receive, under our 2005 Long-Term Incentive Plan, the immediate vesting of all unvested restricted shares. The table above assumes a retirement age at or after age 65. All payments would be made in a lump sum payment following Mr. Viglotti’s retirement, except for the welfare benefits which would be paid over the specified period of time.

(4)	The entire incentive for 2008 is shown here as this table illustrates the effect of such a termination at the end of the year on December 31, 2008 and thus, no pro-ration has been applied.

(5)	The value of unvested restricted shares is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing share price on December 31, 2008 ($1.70).

Post-Termination and Change of Control Benefits
Mr. Walczyk, Chief Operating Officer

	Termination
	Without Cause	For Cause or
Executive Benefits	or for Good	Voluntary
and Payments Upon Termination	Reason(1)	Termination	Death(2)	Retirement(3)

Severance Pay	$450,000	$—	$—	$—
Prorated Annual Incentive Award(4)	150,000	—	150,000	—
Welfare Benefit Programs	23,175	—	—	—
Vesting of Restricted Share Awards(5)	21,884	—	21,884	21,884

Total Compensation	$645,059	$—	$171,884	$21,884

(1)	If Mr. Walczyk’s employment agreement is terminated without “cause” or if Mr. Walczyk terminates his employment for “good reason,” he will be entitled to receive the following benefits: (i) severance pay equal to the sum of (A) his base salary immediately prior to the termination date (here, $300,000) and (B) the annual incentive opportunity for the year in which the termination occurs assuming target performance would have been achieved (here, $150,000); (ii) a pro rata unpaid annual incentive award payable for the year in which termination occurs, assuming target performance would have been achieved; (iii) the continuation of any welfare benefit programs for 12 months; and (iv) the immediate vesting of all unvested restricted shares. All payments would be made in a lump sum payment following Mr. Walczyk’s departure, except for the welfare benefits which would be paid over the 12-month period.

(2)	Upon Mr. Walczyk’s death, his estate will be entitled to receive: (i) a pro rata unpaid annual incentive award payable for the year in which termination occurs, assuming target performance would have been achieved; and (ii) the immediate vesting of all unvested restricted shares. All payments would be made in a lump sum payment to Mr. Walczyk’s estate.

(3)	Upon Mr. Walczyk’s retirement at or after age 65, he will be entitled to receive, under our 2005 Long-Term Incentive Plan, the immediate vesting of all unvested restricted shares.

(4)	The entire incentive for 2008 is shown here as this table illustrates the effect of such a termination at the end of the year on December 31, 2008 and thus, no pro-ration has been applied.

(5)	The value of unvested restricted shares is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing share price on December 31, 2008 ($1.70).

Post-Termination and Change of Control Benefits
Robert V. Polansky, Chief Marketing Officer

	Termination
	Without Cause	For Cause or
Executive Benefits	or for Good	Voluntary
and Payments Upon Termination	Reason(1)	Termination	Death(2)	Retirement(3)

Severance Pay	$350,000	$—	$—	$—
Prorated Annual Incentive Award(4)	100,000	—	100,000	—
Welfare Benefit Programs	23,175	—	—	—
Vesting of Restricted Share Awards(5)	—	—	42,551	42,551

Total Compensation	$473,175	$—	$142,551	$42,551

(1)	If Mr. Polansky’s employment agreement is terminated without “cause” or if Mr. Polansky terminates his employment for “good reason,” he will be entitled to receive the following benefits: (i) severance pay equal to the sum of (A) his base salary immediately prior to the termination date (here, $250,000) and (B) the annual incentive opportunity for the year in which the termination occurs assuming target performance would have been achieved (here, $100,000); (ii) a pro rata unpaid annual incentive award payable for the year in which termination occurs, assuming target performance would have been achieved; and (iii) the continuation of any welfare benefit programs for 12 months. All payments would be made in a lump sum payment following Mr. Polansky’s departure, except for the welfare benefits which would be paid over the 12-month period.

(2)	Upon Mr. Polansky’s death, his estate will be entitled to receive: (i) a pro rata unpaid annual incentive award payable for the year in which the death occurs, assuming target performance would have been achieved; and (ii) the immediate vesting of all unvested restricted shares. All payments would be made in a lump sum payment.

(3)	Upon Mr. Polansky’s retirement at or after age 65, he will be entitled to receive, under our 2005 Long-Term Incentive Plan, the immediate vesting of all unvested restricted shares.

(4)	The entire incentive for 2008 is shown here as this table illustrates the effect of such a termination at the end of the year on December 31, 2008 and thus, no pro-ration has been applied.

(5)	The value of unvested restricted shares is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing share price on December 31, 2008 ($1.70).

Change-In-Control Payments on Restricted Shares.

Under the terms of our grant document, all restrictions on unvested restricted share awards issued to our executives will immediately lapse upon a change-in-control. A change-in-control for this purpose occurs where:

•	A person or group acquires beneficial ownership, directly or indirectly, of our securities representing 40% or more of the combined voting power in the election of directors of our then-outstanding securities or of any successor to us;

•	The members of our Board when our 2005 Long-Term Incentive Plan was adopted or who were appointed thereafter by at least two-thirds of the Board at the time of the appointment no longer constitute two-thirds of the Board;

•	We complete a merger, consolidation or amalgamation wherein our voting securities immediately prior thereto do not constitute at least 60% of the combined voting securities after the merger, consolidation or amalgamation; or

•	Our shareholders approve a plan of complete liquidation or winding-up or an agreement for the sale or disposition of all or substantially all of our assets.

The estimated payment amounts are reflected in the tables above, assuming a change-in-control on December 31, 2008.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our Board’s Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.

RELATED PARTY TRANSACTIONS

Our Related Party Transactions

During 2008, we conducted business with Hickey-Finn and Company, Inc. (Hickey-Finn), an insurance broker whose owners include Daniel G. Hickey, Sr., one of our directors, an existing shareholder and the father of Daniel G. Hickey, Jr., who served as our chief executive officer and chairman of the Board during 2008. David M. Birsner, another of our directors and an existing shareholder, is also an employee of Hickey-Finn.

We pay broker commissions to Hickey-Finn for business placed with Majestic, our primary insurance company. In addition, we previously paid broker commissions to Hickey-Finn for business placed with the self-insured groups we managed in New York. For the year ended December 31, 2008, we paid Hickey-Finn $139,141 as commissions for placing business with Majestic and our self-insured groups. Mr. Hickey, Sr.’s corresponding interest in these transactions, without regard to profit or loss, was approximately $69,571. In addition, Eimar, one of our operating subsidiaries, used to lease approximately 2,700 square feet of office space from Hickey-Finn. We stopped occupying the offices as of February 28, 2008. Hickey-Finn also acts as the broker for certain bonds and liability insurance policies. For the year ended December 31, 2008, we paid Hickey-Finn $6,514 for rent and certain other expenses. Mr. Hickey, Sr.’s corresponding interest in these transactions, without regard to profit or loss, was approximately $3,257.

Effective March 13, 2009, Mr. Hickey, Jr. resigned as a director and officer, and his employment agreement was terminated pursuant to the mutual agreement of the parties. We entered into a separation agreement with Mr. Hickey, Jr. under which we will:

•	pay him a total of $3,300,000 in three payments as follows: (a) $1,500,000 payable in September 2009, (b) $1,500,000 payable in March 2010, and (c) $300,000 payable in September 2011, all of which payments are subject to Mr. Hickey’s continued compliance with the restrictive covenants described below;

•	immediately vest and distribute 46,040 unvested shares of restricted shares that were previously granted to Mr. Hickey, Jr. on January 16, 2008; and

•	continue paying his welfare benefits to which he was entitled under his employment agreement for a period of three years.

The separation agreement prohibits Mr. Hickey, Jr. from competing with us in the California self-insured workers compensation market until March 13, 2012 and from soliciting our employees, customers, brokers or agents for a period ending on March 13, 2011.

Our Related Party Review, Approval or Ratification Process

Under its charter, the Audit Committee is responsible for reviewing and approving the terms and conditions of all related party transactions. The Audit Committee recognizes that related party transactions present a heightened risk of conflicts of interest and improper valuation (or at least the perception thereof) and therefore adopted a written policy concerning all related party transactions involving CRM Holdings and subsidiaries. The policy applies to any transactions involving an amount greater than $5,000 between us and any executive officer or director, shareholder owning greater than five percent of our outstanding shares, a person who is an immediate family member of an executive officer or director or shareholder owning greater than five percent of our outstanding shares, or an entity which is owned or controlled by any of these individuals. Under the policy, any related party transaction will be consummated or continued only if:

•	the Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; or

•	the transaction is approved by the disinterested members of the Board of Directors; or

•	the transaction involves compensation approved by the Compensation Committee.

SHARE OWNERSHIP INFORMATION

Principal Shareholders Table

The following table sets forth the total number and percentage of our voting common shares beneficially owned on March 23, 2009 by: (1) each person known to us to be the beneficial owner of more than 5% of any class of our outstanding voting shares; (2) each director; (3) each of our Named Executive Officers; and (4) all executive officers and directors as a group.

	Shares Beneficially Owned
Beneficial Owner(1)	Number(2)		Percent(3)

Wells Fargo & Company	2,346,893	(4)	14.4
420 Montgomery Street San Francisco, CA 94104
Whitebox Advisors, LLC	1,791,070	(5)	11.0
3033 Excelsior Boulevard, Suite 300 Minneapolis, MN 55416
Daniel G. Hickey, Jr.	1,802,320	(6)	10.8	(6)
70 Pond Hills Court Pleasant Valley, New York 12569
Mendon Capital Advisors Corp.	1,049,730	(7)	6.4
150 Allens Creek Road Rochester, New York 14618
James J. Scardino	25,413		*
Louis J. Viglotti	51,053		*
Chester J. Walczyk	28,074		*
Robert V. Polansky	20,198		*
David M. Birsner	297,331		1.8
Daniel G. Hickey, Sr.	1,767,097		10.8
Keith S. Hynes	4,874		*
Charles I. Johnston	7,565		*
Philip J. Magnarella	6,276		*
Salvatore A. Patafio	3,176		*
Louis Rosner	6,051		*
Named Executive Officers and Directors as a group	2,217,108		13.6	(8)

(1)	Unless otherwise stated, the address of each of the persons in the table is c/o CRM Holdings Ltd., P.O. Box HM 2062, Hamilton HM HX, Bermuda.

(2)	Does not include the issuance of restricted common shares to certain of our executive officers and non-employee directors that will vest in three equal annual installments, beginning on the first anniversary of the respective grant dates. Such restricted common shares are not deemed to be outstanding under the laws of Bermuda until they vest. The amounts of shares granted are set forth in greater detail in the sections entitled “Compensation Discussion & Analysis,” “Executive Compensation — 2008 Outstanding Equity Awards at Fiscal Year End” and “The Board and Board Committees — Director Compensation.”

(3)	Computed on the basis of 16,299,679 common shares outstanding as of March 23, 2009. This amount does not include grants of restricted shares to certain of our employees and non-employee directors or 395,000 Class B non-voting chares. Our Bye-Laws reduce the total voting power of any U.S. shareholder owning, directly or indirectly, beneficially or otherwise, as described in our Bye-Laws, 9.9% or more of the common shares to less than 9.9% of the total voting power of our capital stock unless otherwise waived at the discretion of the board of directors. As a result of the application of our Bye-Laws, the combined voting power of each of Wells Fargo & Company, Whitebox Advisors, LLC and Daniel G. Hickey, Sr. is limited to less than 9.9%, which results in the increase of the voting power of other shareholders. Pursuant to our Bye-Laws, the voting power of other shareholders, in aggregate, is increased by the same number of votes held by Wells Fargo & Company, Whitebox Advisors, LLC and Daniel G. Hickey, Sr. that are subject to the voting limitation. Such increase applies to each of the other shareholders in proportion to its voting power as determined on any applicable record date, provided that such increase will be limited to the extent necessary to avoid causing any shareholder to have 9.9% or more voting power.

(4)	Based upon most recently available Schedule 13G/A filed with the SEC on January 21, 2008, includes 2,346,893 shares held by a group, consisting of Wells Fargo & Company and certain of its subsidiaries and Wells Capital Management Incorporated. The address of Wells Fargo & Company and its subsidiaries is 420 Montgomery Street, San Francisco, California 94104 and the address for Wells Capital Management Incorporated is 525 Market Street, San Francisco, California 94105.

(5)	Based upon most recently available Form 4 filed with the SEC on January 5, 2009 and Schedule 13G filed with the SEC on December 16, 2008, includes 1,791,070 shares held by a group, consisting of Whitebox Advisors, LLC and certain affiliated entities. The address of Whitebox Advisors, LLC and its affiliated entities is 3033 Excelsior Boulevard, Suite 300 Minneapolis, MN 55416.

(6)	Includes 395,000 Class B shares that are exchangeable at Mr. Hickey, Jr.’s option to common shares, unless (a) the Board reasonably determines that such exchange of all or any part of the Class B shares may cause adverse tax consequences or (b) the common shares held by Mr. Hickey, Jr. after such an exchange would not have voting power greater than the common shares held by Mr. Hickey, Jr. before such an exchange. In accordance with our Bye-Laws, upon such a conversion, Mr. Hickey, Jr.’s voting percentage would be reduced to 9.9%.

(7)	Based upon most recently available Schedule 13G filed with the SEC on March 2, 2009. The address of Mendon Capital Advisors Corp. is 150 Allens Creek Road, Rochester, New York 14618.

(8)	The amount shown reflects the total shares beneficially owned by our executive officers and directors as a group and does not take into account any possible reductions of voting power under our Bye-Laws, as discussed in note 3 directly above. Assuming Mr. Hickey, Sr.’s total voting power is reduced to 9.9%, then the total combined voting power of our executive officers and directors as a group would be 12.7%.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, as well as beneficial owners of 10% or more of our outstanding common shares, to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on our review of the copies of the forms received by us, or written representations from our executive officers and directors, we believe that during fiscal 2008 all of our executive officers and directors filed the required reports under Section 16(a) on a timely basis.

PROPOSAL NO. 2  ELECTION OF DIRECTOR DESIGNEES OF TWIN BRIDGES (BERMUDA) LTD.

Pursuant to Bye-Law 154, the board of directors of Twin Bridges, our wholly-owned Bermuda-based reinsurance subsidiary, must be comprised of persons (1) a majority of whom are directors of CRM Holdings and (2) who have been elected as director designees by our shareholders (collectively referred to as the Twin Bridges Directors). If elected, the Twin Bridges Directors will hold office until their successors are duly elected and qualified at the 2010 Annual General Meeting or, if earlier, their death, resignation or removal.

Your approval of the proposed Twin Bridges Directors shall constitute a direction to us to cause us to vote CRM Holdings’ shares at the Twin Bridges Annual General Meeting to ensure that Twin Bridges’ board of directors consists of the Twin Bridges Directors. Proxies cannot be voted for a greater number of persons than the Twin Bridges Directors named. Each of the Twin Bridges Directors is a director of the CRM Holdings and does not receive any additional fees or payments for serving on the Twin Bridges board of directors. If any of the Twin Bridges Directors should become unavailable for election for any presently unforeseen reason, the persons named in the accompanying proxy card have the right to use their discretion to vote for a substitute nominee to be determined by our Board. The election of each of the Twin Bridges Directors requires the affirmative vote of a majority of the votes cast at the Annual General Meeting.

Nominees for Election to the Board of Director of Twin Bridges:

The following persons constitute the Twin Bridges Directors:

Name(1)	Age	Director of Twin Bridges since:

David M. Birsner	41	September 2005
Daniel G. Hickey, Sr.	64	September 2005
Keith S. Hynes	56	November 2005
Charles I. Johnston	54	May 2006
Philip J. Magnarella	71	September 2005
Salvatore A. Patafio	64	September 2005
Louis Rosner, Esq.	60	September 2005

(1)	The biographical information for the nominees is described earlier in this Proxy Statement under the section entitled “Proposal No. 1 — Election of Directors.”

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE TWIN BRIDGES DIRECTORS. PROXIES WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

PROPOSAL NO. 3.	APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZATION OF THE BOARD OF DIRECTORS, ACTING THROUGH THE AUDIT COMMITTEE, TO SET THE FEES FOR THE INDEPENDENT AUDITORS

Under Bermuda law, our shareholders have the responsibility to appoint our auditor and independent registered public accounting firm to hold office until the close of the next annual general meeting and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.

The Audit Committee of the Board has recommended to the shareholders to appoint Ernst & Young LLP (Ernst & Young) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009. We have been advised by Ernst & Young that it is a registered public accounting firm with the Public Company Accounting Oversight Board (the PCAOB) and complies with the auditing, quality control and independence standards and rules of the PCAOB and the Securities and Exchange Commission. Johnson Lambert & Co. LLP (Johnson Lambert) has served as our independent registered public accounting firm since 2005.

We plan to terminate our relationship with Johnson Lambert as our independent registered public accounting firm effective as of the close of the Annual General Meeting. We plan to engage Ernst & Young as our new independent registered public accounting firm for the year ending December 31, 2009 immediately following the Annual General Meeting, and to perform, as may be necessary, procedures related to the financial statements included in our quarterly reports on Form 10-Q, beginning with the quarter ending March 31, 2009. The change in independent registered public accounting firms is not the result of any disagreement with Johnson Lambert. Our Audit Committee made the decision to recommend the change of independent accountants at its meeting on March 3, 2009, acting under authority delegated to it by our Board of Directors.

The audit reports of Johnson Lambert on our consolidated financial statements as of and for the two fiscal years ended December 31, 2008 and 2007, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. The audit reports of Johnson Lambert on management’s assessment of effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2008 and 2007, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During our two most recent fiscal years and through March 23, 2009, we did not consult with Ernst & Young with regard to: (1) the application of accounting principles to a specified transaction, either completed or proposed;

or the type of audit opinion that might be rendered on our financial statements; or (2) any matter that was either the subject of a disagreement or a reportable event (as described in Item 304(a)(1)(iv) or (a)(1)(v) of Regulation S-K).

An Ernst & Young representative is expected to attend the Annual General Meeting. The representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate shareholder questions.

If the shareholders do not approve this appointment by the affirmative vote of a majority of shares present in person or represented by proxy at the meeting, another independent registered public accounting firm will be considered by our Board of Directors.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Independent Registered Public Accountants’ Fees

The aggregate fees billed for professional services by Johnson Lambert in 2008 and 2007 for the following services were:

Type of Fees	2008	2007

Audit Fees(1)	$1,393,455	$1,451,603
Audit-Related Fees(2)	9,800	8,000
Tax Fees	—	—
All Other Fees	—	—

Total	$1,403,255	$1,459,603

(1)	“Audit Fees” includes fees that we pay to Johnson Lambert for the audit of our annual financial statements included in our annual report on Form 10-K and review of quarterly financial statements included in our quarterly reports on Form 10-Q, and for the audit of our internal control over financial reporting and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements, including the audit work required for statutory audits for Majestic.

(2)	“Audit-related fees” includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and internal controls over financial reporting, including the work related to the consolidated audit of CRM USA Holdings Inc. and its subsidiaries to fulfill requirements related to debt covenants.

Pre-Approval Policy for Services of the Independent Registered Public Accounting Firm

Our Audit Committee has a policy of approving the engagement of the independent registered accounting firm to perform all audit and non-audit services on behalf of CRM Holdings. The Audit Committee did not rely on the waiver from the pre-approval requirement available under paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X with respect to any of the services provided by the independent auditor. The Audit Committee has determined that the provision of services covered by the Johnson Lambert’s fees was compatible with maintaining the principal accountant’s independence.

Audit Committee Report

The Audit Committee has been appointed by the Board of Directors to assist the Board of Directors in fulfilling its responsibility to oversee the financial affairs, risk management, accounting and financial reporting processes and audits of the financial statements of CRM Holdings. The Committee operates under a written charter adopted by the Board of Directors and reviewed annually by the Committee. The Committee has furnished the following report for 2008.

The Committee has reviewed and discussed the Company’s consolidated audited financial statements as of and for the year ended December 31, 2008 with management and the independent registered public accounting firm. The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect.

The Committee has received from the independent registered public accounting firm the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and the Committee has discussed with the independent registered public accounting firm that firm’s independence. The Committee has also considered the compatibility of the provision for non-audit services with the independent registered public accounting firm’s independence.

Based on the Committee’s reviews and discussions referred to above, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Audit Committee
Keith S. Hynes, Chairman
Salvatore A. Patafio
Charles I. Johnston

OTHER MATTERS

Shareholder Proposals

To be considered for inclusion in next year’s proxy statement, shareholder proposals should be received at our principal executive offices no later than the close of business on December 1, 2009. Proposals should be addressed to: Louis J. Viglotti, Esq., General Counsel and Secretary, PO Box HM 2062, Hamilton HM HX, Bermuda. The proposal should comply in all respects with the rules and regulations of the Securities and Exchange Commission.

If a shareholder would like to nominate one or more individuals for election as a director at the 2010 Annual General Meeting, written notice of the proposal must be received at our registered office no earlier than November 1, 2009 nor later than December 1, 2009. Any notice for a director nomination shall include the information described above under the section entitled “The Board and Board Committees — Nominating and Corporate Governance Committee.”

Future Electronic Delivery of Documents to Our Shareholders

We are pleased to offer electronic delivery of documents to our shareholders. This initiative is intended to make future shareholder communications more convenient and timely for you, provide benefits for our environment and reduce Company costs.

Electronic Access to Shareholder

This initiative provides our shareholders with the ability to access electronically the following important company documents quickly and easily:

•	annual report, including financial statements;

•	quarterly reports, including financial statements;

•	notice of shareholder meetings for future meetings; and

•	proxy circular and proxy statement and proxy-related materials.

While we believe that many shareholders prefer electronic access, we understand that this approach may not be accessible or suitable for everyone. Accordingly, we continue to provide paper copies of our documents for those shareholders who prefer documents in paper format. If this is your preference, you do not need to do anything further to continue to receive our documents.

How to Enroll for Electronic Access of Documents

Please visit our website, www.crmholdingsltd.bm, for an opportunity to enroll for electronic delivery of proxy related documents and other shareholder information as they become available. Enter “News and Events” under the “Shareholder Services” link. Enrollment is easy. Select the documents which you would like to receive electronically and you will be prompted to enter your name and email address. You will receive an email confirming receipt of your online registration. This will authorize us to notify you by e-mail as these mailings become available on the Internet, so you can view them online, eliminating the mailing of paper copies to your home.

Your enrollment for electronic access will remain in effect until you cancel it. You may cancel your enrollment or change your email address at any time by accessing our website at www.crmholdingsltd.bm. You will see a link to unsubscribe at the bottom of the “News and Events” page of the “Shareholder Services” link. We hope that you will take advantage of this online service.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼   PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	PROPOSALS — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES IN PROPOSALS NO. 1 AND 2 AND “FOR” PROPOSAL 3.
 1. To elect directors of CRM Holdings, Ltd.
+
	For	Withhold		For	Withhold		For	Withhold

01 - David M. Birsner	☐	☐	02 - Daniel G. Hickey, Sr.	☐	☐	03 - Philip J. Magnarella	☐	☐

2. Direct the Company to elect seven directors of Twin Bridges (Bermuda) Ltd.

	For	Withhold		For	Withhold		For	Withhold		For	Withhold

01 - David M. Birsner	☐	☐	02 - Daniel G. Hickey, Sr.	☐	☐	03 - Keith S. Hynes	☐	☐	04 - Charles I. Johnston	☐	☐

05 - Philip J. Magnarella	☐	☐	06 - Salvatore A. Patafio	☐	☐	07 - Louis Rosner, Esq.	☐	☐		☐	☐

	For	Against	Abstain
3.
To appoint Ernst & Young LLP as the independent auditors of the Company for the year ending December 31, 2009 and to authorize the Board of Directors, acting through the Audit Committee, to set the fees for the independent auditors.
	☐	☐	☐
B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE COMMON SHARES ARE REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CRM HOLDINGS, LTD.

Proxy Solicited by the Board of Directors for the Annual General Meeting of Shareholders to be held on May 5, 2009.
The undersigned hereby appoints the Proxy Committee of the Board of Directors of CRM Holdings, Ltd. (the “Company”) as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the common shares of the Company which the undersigned may be entitled to vote at the Annual General Meeting of Shareholders of the Company to be held at the Hamilton Princess Fairmont, 76 Pitts Bay Road, Pembroke, Bermuda on Tuesday, May 5, 2009 at 9:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
PURSUANT TO THE COMPANY’S AMENDED AND RESTATED BYE-LAWS, THE VOTING INTEREST ATTRIBUTED TO EACH SHARE HELD BY THE UNDERSIGNED IS AS FOLLOWS:
▪	0.68757630 VOTES PER SHARE FOR WELLS FARGO (and its affiliated entities);

▪	0.90095194 VOTES PER SHARE FOR WHITEBOX ADVISORS, LLC (and its affiliated entities);

▪	0.91317455 VOTES PER SHARE FOR DANIEL G. HICKEY, SR.; and

▪	1.10236604 VOTES PER SHARE FOR ALL OTHER COMMON SHAREHOLDERS.
This proxy, when properly executed will be voted as directed herein. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSALS NO. 1 AND 2 AND FOR PROPOSAL NO. 3. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING.
This proxy is solicited on behalf of the Company’s Board of Directors. It may be revoked up to one hour prior to the Annual General Meeting.
Receipt of notice of the Annual General Meeting and receipt of the proxy statement is hereby acknowledged, and the terms of the Notice and proxy statement are hereby incorporated by reference into this proxy. The undersigned hereby revokes all proxies heretofore given for said meeting or any and all adjournments, postponements and continuations thereof.